Exhibit 99.1

$200,000,000

SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION REVOLVING CREDIT
AND GUARANTY AGREEMENT

Among

KAISER ALUMINUM & CHEMICAL CORPORATION,
KAISER ALUMINUM CORPORATION,
AND EACH OF THEIR RESPECTIVE SUBSIDIARIES LISTED AS BORROWERS ON
THE SIGNATURE PAGES HERETO
each a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as Borrowers

and

THE SUBSIDIARIES OF THE BORROWERS LISTED AS GUARANTORS ON THE
SIGNATURE PAGES HERETO

as Guarantors

and

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as Administrative Agent and Documentation Agent

J.P. MORGAN SECURITIES INC.,
as Lead Arranger, Sole Bookrunner
and
Syndication Agent

and

THE CIT GROUP/BUSINESS CREDIT, INC.
as Co-Arranger

Dated as of February 11, 2005

i

ANNEX A	-	Commitment Amounts
ANNEX B	-	Agent Notice Information
EXHIBIT A	-	Form of Order
EXHIBIT B	-	Form of Security and Pledge Agreement
EXHIBIT C	-	Form of Opinion of Counsel
EXHIBIT D	-	Form of Assignment and Assumption
EXHIBIT E	-	Form of Borrowing Base Certificate
EXHIBIT F	-	Form of Joinder Agreement
EXHIBIT G	-	Form of Borrowing Request
EXHIBIT H	-	Form of Mortgage

SCHEDULE 1.01(a)	-	Filing Dates
SCHEDULE 3.05	-	Subsidiaries
SCHEDULE 3.06	-	Liens
SCHEDULE 3.07	-	Compliance with Laws
SCHEDULE 3.10	-	Litigation
SCHEDULE 3.12	-	Taxes
SCHEDULE 3.15	-	Material Agreements
SCHEDULE 3.17	-	Capitalization and Subsidiaries
SCHEDULE 3.19	-	Location of Bank Accounts
SCHEDULE 3.20	-	Labor Disputes
SCHEDULE 3.22	-	Environmental Matters
SCHEDULE 4.01(i)	-	Material Consents
SCHEDULE 4.01(j)	-	Cash Management
SCHEDULE 6.08	-	Existing Investments
SCHEDULE 6.10	-	Disposition of Assets
SCHEDULE 6.12	-	Restrictive Agreements
SCHEDULE 11.01	-	Notice Parties

SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION REVOLVING CREDIT AND GUARANTY AGREEMENT

     SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of February 11, 2005, among KAISER ALUMINUM & CHEMICAL CORPORATION, a Delaware corporation as a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (the “Company”), KAISER ALUMINUM CORPORATION, a Delaware corporation and a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (the “Parent”) and each of their respective subsidiaries listed as “Borrowers” on the signature pages hereto (the “Subsidiary Borrowers”, and together with the Company and the Parent, each a “Borrower” and collectively, the “Borrowers”), certain of the direct or indirect subsidiaries of the Borrowers listed as “Guarantors” on the signature pages hereto (each a “Guarantor” and collectively, the “Guarantors”), each of the Borrowers and the Guarantors referred to in this paragraph is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (the cases of the Borrowers and the Guarantors, each a “Case” and collectively, the “Cases”), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States (“JPMorgan Chase”), THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation (“CIT”) and each of the other financial institutions from time to time party hereto (together with JPMorgan Chase, the “Lenders”) and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Agent”) for the Lenders.

INTRODUCTORY STATEMENT

     On February 12, 2002, certain of the Borrowers and certain of the Guarantors filed voluntary petitions for relief with the Bankruptcy Court initiating the Cases. On March 15, 2002 certain of the other Borrowers and Guarantors filed voluntary petitions for relief under the Bankruptcy Code. On January 14, 2003 the remaining Borrowers and Guarantors filed petitions for relief under the Bankruptcy Code. The Borrowers’ and the Guarantors’ Cases have been consolidated for procedural purposes only and are being administered jointly.

     The Borrowers, the Guarantors, certain other subsidiaries of the Borrowers, the Existing Lenders and Bank of America, N.A. are parties to the Post-Petition Credit Agreement, dated as of February 12, 2002 (as amended, restated or otherwise modified, the “Existing Credit Agreement”) pursuant to which the Borrowers and the Guarantors obtained extensions of credit.

     The Borrowers have applied to the Lenders for a revolving credit, letter of credit and swingline loan facility in an aggregate principal amount not to exceed $200,000,000, all of the Borrowers’ Obligations hereunder are to be guaranteed by the Guarantors.

     The proceeds of the Loans will be used for (i) refinancing of the outstanding Obligations under the Existing Credit Agreement, (ii) working capital, letters of credit and capital expenditures; (iii) other general corporate purposes of the Borrowers and the Guarantors; (iv) payment of any related transaction costs, fees and expenses; and (v) the costs of administration of the Cases.

     To provide guarantees and security for the repayment of the Loans, the reimbursement of any draft drawn under a Letter of Credit and the payment of the other Obligations of the Borrowers and the Guarantors hereunder and under the other Loan Documents (including, without limitation, Banking Services Obligations and Swap Obligations owing to any Lender to the extent included in Obligations) the Borrowers and the Guarantors will provide to the Agent and the Lenders the following (each as more fully described herein):

          (a) a guaranty from each of the Guarantors of the due and punctual payment and performance of the Obligations of the Borrowers hereunder;

          (b) with respect to the Obligations, a joint and several allowed administrative expense claim in each of the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code having priority over all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code;

          (c) a perfected first-priority Lien, pursuant to Section 364(c)(2) of the Bankruptcy Code, upon all tangible and intangible property of each Borrower’s and Guarantor’s estate in the Cases that was not subject to valid, perfected and non-avoidable Liens as of the applicable Filing Date of each such Borrower or Guarantor and on all cash and cash equivalents in the Letter of Credit Account provided that following the Termination Date, amounts in the Letter of Credit Account shall not be subject to the Carve-Out hereinafter referred to;

          (d) a perfected junior Lien, pursuant to Section 364(c)(3) of the Bankruptcy Code, upon all tangible and intangible property of each Borrower’s and Guarantor’s estate in the Cases that was subject to valid, perfected and non-avoidable Liens in existence on the applicable Filing Date of each such Borrower or Guarantor or that was subject to valid Liens in existence on such Filing Date that were perfected subsequent to such Filing Date as permitted by Section 546(b) of the Bankruptcy Code, junior to all such valid, perfected and non-avoidable Liens; and

     All of the claims and the Liens granted hereunder in the Cases to the Agent and the Lenders shall be subject to the Carve-Out to the extent provided in Section 2.22.

     Accordingly, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

     SECTION 1.01. Defined Terms.

     “ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

     “ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Section 2.

     “Account” shall mean “account” as defined in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York, or when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

     “Account Debtor” shall mean any Person obligated on an Account.

     “Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such interest period multiplied by the Statutory Reserve Rate.

     “Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan).

     “Agent” shall have the meaning set forth in the first paragraph of this Agreement.

     “Aggregate Credit Exposure” shall mean, at any time, the sum of the aggregate Revolving Credit Exposure of all Lenders.

     “Agreement” shall mean this Secured Super-priority Debtor-in-Possession Revolving Credit and Guaranty Agreement, as the same may be amended, restated, modified or supplemented from time to time.

     “Alternate Base Rate” shall mean, for any day, a rate per annum (rounded, if necessary, to the nearest 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     “Applicable Commitment Fee Rate” means, at any time, with respect to the Commitment Fees payable hereunder, the applicable rate per annum set forth below under the caption “Commitment Fee Rate” based upon the Borrowers’ average daily Aggregate Credit Exposure for the most recently ended calendar month:

Average Daily Aggregate Credit Exposure	Commitment Fee Rate
< $75,000,000	0.35%
$75,000,000 < x < $125,000,000	0.25%
>$125,000,000	0.20%

provided, however, that for the period commencing on the Closing Date and ending one month thereafter, the Applicable Commitment Fee Rate shall be 0.35%.

     Adjustments, if any, to the Applicable Commitment Fee Rate shall be effective as of the first day of each calendar month based upon the Borrowers’ average daily Aggregate Credit Exposure for the most recently ended calendar month.

     “Applicable Margin” shall mean (a) 0.50%, in the case of ABR Loans and (b) 2.25%, in the case of Eurodollar Loans.

     “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by

Section 11.03(b)), and accepted by the Agent, substantially in the form of Exhibit D or any other form approved by the Agent.

     “Availability” shall mean, at any time, an amount equal to (a) the lesser of (i) the Total Commitment minus the Liquidity Reserve from and after the occurrence and during the continuance of a Liquidity Trigger Event and (ii) the Borrowing Base, minus (b) the Aggregate Credit Exposure of all Lenders.

     “Availability Period” shall mean the period from and including the Closing Date to but excluding the Termination Date.

     “Banking Services” shall mean each and any of the following bank services provided to any Borrower or Guarantor by JPMorgan Chase or any of its Affiliates: (a) commercial credit cards, (b) stored value cards, (c) purchasing cards and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

     “Banking Services Obligations” shall mean, with respect to any Borrower or any Guarantor, any and all obligations of the Borrowers and the Guarantors, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

     “Banking Services Reserves” means all Reserves which the Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

     “Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

     “Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Cases from time to time.

     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

     “Borrowers” shall have its meaning as set forth in the first paragraph of this Agreement.

     “Borrowers’ Agent” shall mean the Company, in its capacity as agent for the Borrowers and the Guarantors, as more fully described in Section 1.03.

     “Borrowing” shall mean (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan or (c) a Protective Advance.

     “Borrowing Base” shall mean, at any time, an amount that is equal to the sum of:

   (i) 85% of Eligible Accounts Receivable; plus

   (ii) the lesser of (a) 65% of Eligible Inventory (valued at the lower of cost or market value, determined on a first-in, first-out basis), and (b) 85% of the Net Recovery Percentage (based upon the most recent Inventory appraisal delivered to the Agent in accordance with the terms hereof) of Eligible Inventory (valued at the lower of cost or market value, determined on a first-in, first-out basis); plus

   (iii) the Real Property Percentage multiplied by 65% of the appraised Fair Market Value of Eligible Real Estate; plus

   (iv) the Equipment Percentage multiplied by 80% of the appraised Net Orderly Liquidation Value of Eligible Equipment; minus

   (v) the Carve-Out Reserve; minus

   (vi) immediately upon the occurrence and at all times during the continuance of a Liquidity Trigger Event, the Liquidity Reserve; minus

   (vii) Reserves (other than the Carve-Out Reserve and the Liquidity Reserve).

     The maximum amount of Eligible Equipment and Eligible Real Estate that may be included in the Borrowing Base is $50,000,000. The Agent retains the right to, from time to time, in its Permitted Discretion, establish additional standards of eligibility and reserves against eligibility and to reduce advance rates, with any changes in such standards to be effective upon delivery of notice thereof to the Borrowers’ Agent.

     “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit E together with all supporting documentation required to be delivered as specified in Schedule 1 to Exhibit E (with such changes therein from time to time as may be required by the Agent in its Permitted Discretion to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified by a Financial Officer of the Borrowers’ Agent.

     “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     “Canadian Subsidiaries” shall mean Texada Mines, Kaiser Canada Investment Limited, Kaiser Canada and Refractories Engineering.

     “Capital Expenditures” shall mean, without duplication, any actual cash expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

     “Capital Lease” shall mean, with respect to any Person, any agreement pursuant to which such Person obtains the right to use any real or personal property which is required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP.

     “Capital Lease Obligations” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease and, for purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

     “Carve-Out” shall have the meaning set forth in Section 2.22.

     “Carve-Out Reserve” shall mean an amount at all times equal to $4,000,000.

     “Cases” shall have the meaning set forth in the first paragraph of this Agreement.

     “Cash Collateralization” shall have the meaning given such term in Section 2.07(j).

     “Cash Management Accounts” shall mean those bank accounts of each Borrower, each Guarantor, and their Significant Subsidiaries (excluding any foreign Subsidiary and all Excluded Subsidiaries) listed on Schedule 3.19 that are maintained at one or more Cash Management Banks listed on Schedule 3.19.

     “Cash Management Bank” shall have the meaning given such term in Section 10.01(a).

     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or otherwise modified from time to time.

     “CERCLIS” shall mean the Comprehensive Environmental Response Compensation Liability Information System List.

     “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

     “Change of Control” shall mean (i) the acquisition after the date hereof of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent; (ii) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of any Borrower by Persons who were neither (A) nominated by the Board of Directors of the Parent nor (B) appointed by directors so nominated or (iii) the acquisition of direct or indirect Control of any of the Borrowers by any Person or group.

     “Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent to the making of the initial Loans set forth in Section 4.01 have been satisfied or waived, which date shall occur as soon as practical following the of entry of the Order but in no event later than February 11, 2005.

     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     “Collateral” shall mean any and all property owned, leased or operated by a Person granted as security for the Obligations pursuant to any other Loan Document and any and all other property of any Borrower or any Guarantor, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Agent, on behalf of itself and the Lenders, to secure the Obligations.

     “Collateral Access Agreement” shall mean any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Agent, between the Agent, for the benefit of the Agent and the Lenders, and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Borrower or Guarantor for any real Property where any Collateral is located and pursuant to which such third party, among other things, waives or subordinates any Lien such third party may have in respect of the Collateral, as such landlord waiver or other agreement may be amended, restated, supplemented or otherwise modified from time to time.

     “Collateral Monitoring Fees” shall have the meaning set forth in Section 5.08.

     “Commitment” shall mean, with respect to any Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to the terms hereof and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.03(b). The initial amount of each Lender’s Commitment is set forth on the Annex A – Commitment Schedule or, if applicable, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment. The initial aggregate amount of all of the Lenders’ Commitments is $200,000,000.

     “Commitment Fee” shall have the meaning set forth in Section 2.13.

     “Commitment Letter” shall mean that certain Commitment Letter, dated January 14, 2005, among the Agent, JPMSI, CIT, the Parent and the Company.

     “Commitment Percentage” shall mean, with respect to any Lender, (a) with respect to Revolving Loans, Letter of Credit Exposure or Swingline Loans, a portion thereof equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Total Commitment (if the Commitments have terminated or expired, the Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments), (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure prior to the Termination Date, a portion thereof equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Total Commitment, and (c) with respect to Protective Advances or with respect to the Aggregate Credit Exposure after the Termination Date, a portion thereof equal to a fraction the numerator of which is such Lender’s Revolving Credit Exposure and the denominator of which is the Aggregate Credit Exposure.

     “Commodity Swap Agreement” shall mean any Swap Agreement involving or settled by reference to one or more commodities.

     “Consummation Date” shall mean the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date of a Reorganization Plan) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court.

     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

     “Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time, or both would, unless cured or waived, constitute an Event of Default.

     “Default Notice Period” shall have the meaning given to such term in Section 7.01.

     “Defaulting Lender” shall have the meaning given to such term in Section 2.08(b).

     “Departing Lender” shall have the meaning given to such term in Section 2.20(b).

     “Dollars” and “$” shall mean lawful money of the United States of America.

     “Dominion Period” shall have the meaning given to such term in Section 10.02.

     “Dominion Release Event” shall mean, as of any date following the occurrence of a Dominion Trigger Event, the first date upon which both of the following conditions have been satisfied: (i) Availability has exceeded $65,000,000 for each day during the ninety (90) consecutive calendar day period ending on such date after the immediately preceding Dominion Trigger Event and (ii) at least 365 days have elapsed since the date of the last Dominion Release Event, if any.

     “Dominion Trigger Event” shall mean any date on which Availability has been less than $50,000,000 for any period of five (5) consecutive Business Days ending on such date.

     “Eligible Accounts Receivable” shall mean, at any time, all Accounts of the Company, KAII and Kaiser Bellwood unless such Account is excluded from “Eligible Accounts

Receivable” in accordance with the following provisions of this definition. Without limiting the Agent’s Permitted Discretion provided herein, Eligible Accounts Receivable shall not include any Account: (i) which is not subject to a perfected first-priority security interest in favor of the Agent, (ii) which is subject to any Lien other than (a) a Lien in favor of the Agent and (b) a Permitted Lien or other Lien permitted under this Agreement in each case, which does not have priority over the Lien in favor of the Agent; (iii) with respect to which more than ninety (90) days have elapsed since the date of the original invoice therefor; (iv) owing by an Account Debtor as to which 25% or more of the dollar amount of all accounts owing by such Account Debtor are more than ninety (90) days past the date of the original invoice for such accounts; (v) to any one Account Debtor or group of affiliated Account Debtors that are in excess of 15% of total Eligible Accounts Receivable; (vi) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been breached in any material respect or is not true in all material respects; (vii) which does not arise from the sale of goods or performance of services in the ordinary course of the applicable Borrower’s business; (viii) which is not evidenced by an invoice or other documentation reasonably satisfactory to the Agent which has been sent to the Account Debtor; (ix) which is contingent upon the completion of any further performance by any Borrower, Guarantor, or Affiliate of any Borrower or Guarantor (other than alumina purchase or sales agreements and product returns in the ordinary course of business); (x) owing by a director, officer, employee or Affiliate of any Borrower or Guarantor; (xi) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the applicable Borrower (other than bill and hold Accounts which satisfy the requirements set forth in clause (xxiii) below); (xii) which is owed by an Account Debtor which has (a) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (b) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (c) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (d) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (e) become insolvent, or (f) ceased operation of its business, provided, however, that in each case of clauses (a) through (f) above the Agent may determine, in its Permitted Discretion, that post-petition Accounts owning by a debtor-in-possession under Chapter 11 of the Bankruptcy Code shall not be deemed ineligible; (xiii) which is owed by any Account Debtor which has sold all or substantially all of its assets; (xiv) which is owed by (a) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Agent which is in the possession of the Agent, or (b) the government of the United States of America, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Agent in such Account have been complied with to the Agent’s satisfaction; (xv) which is owed by an Account Debtor which (a) does not maintain its chief executive office in the U.S., the United Kingdom or Canada (other than the Canadian province of Quebec) or (b) is not organized under applicable law of the U.S., any state of the U.S., the United Kingdom, Canada, or any province of Canada (other than the Canadian province of Quebec) unless such Account is either (x) backed by a Letter of Credit acceptable to the Agent which is in the possession of the Agent or (y) owed by an Account Debtor (not otherwise described in (a) or (b) above) specified by the Agent in its Permitted Discretion, provided, however, such Accounts of Account Debtors under this clause (y) shall not exceed 20% of the total Eligible Accounts Receivable; (xvi) which is or is reasonably likely to be subject to any counterclaim, deduction, defense, setoff or dispute and then only to the extent of such counterclaim, deduction, defense, setoff or dispute; (xvii) which is evidenced by any promissory note, chattel paper or instrument; (xviii) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or is qualified to do business in such jurisdiction; (xix) with respect to which any Borrower, Guarantor, or Affiliate of any Borrower or Guarantor has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business; (xx) which the Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay or which the Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever; (xxi) that is payable in any currency other than Dollars; (xxii) which is a guaranteed sale, sale and return, sale on approval, consignment, cash-on-delivery or other repurchase or return basis (excluding Accounts that are subject to returns in the ordinary course of business); (xxiii) that is the subject of a bill and hold or for which the goods have not been shipped (provided that such Account will be deemed eligible if the Account Debtor with respect to such Account has delivered an agreement (in form and substance acceptable to the Agent) between the Account Debtor, the applicable Borrower and the Agent pursuant to which such Account Debtor unconditionally agrees to accept delivery of such goods and waives any rights of off-set with respect to such Account or such Account Debtor unconditionally agrees to pay in cash for such Account in the event such Account Debtor elects not to take delivery); (xxiv) which represents a progress billing; (xxv) with respect to which an invoice has not been sent to the applicable Account Debtor; and (xvi) such other categories as may be established by the Agent in its Permitted Discretion. Notwithstanding the foregoing, any domestic Account which would otherwise be deemed ineligible may be deemed eligible by the Agent in its Permitted Discretion if such Account is supported by a letter of credit in form and substance acceptable to the Agent.

     “Eligible Assignee” shall mean (i) a commercial bank having total assets in excess of $1,000,000,000; (ii) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Agent and, so long as no Default has occurred and is continuing, the Borrowers’ Agent (such consent by the Borrowers’ Agent not to be unreasonably withheld, conditioned or delayed), which in the ordinary course of business extends credit of the type contemplated herein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA; (iii) a Lender Affiliate of the assignor Lender; and (iv) any other financial institution satisfactory to the Agent and, so long as no Default has occurred and is continuing, the Borrowers’ Agent (such consent by the Borrowers’ Agent not to be unreasonably withheld, conditioned or delayed).

     “Eligible Equipment” shall mean machinery, equipment and rolling stock (collectively, “Equipment”) owned by the Company, KAII and Kaiser Bellwood and located in the United States, which satisfies each of the following requirements: (i) the applicable Borrower has good and marketable title to the Equipment; (ii) the full purchase price for the Equipment has been paid by the applicable Borrower; (iii) the Equipment is located on premises owned or leased by the applicable Borrower (provided that with respect to Equipment that is located at a leased facility, the Agent shall have received a Collateral Access Agreement in form and substance acceptable to the Agent or the Agent shall have implemented Reserves in an amount equal to three (3) months rent for such leased facility, but without duplication of any Reserves for rent pursuant to any other provision of this Agreement); (iv) the Equipment is in good repair and working order; (v) the Equipment is not subject to any agreement which restricts the ability of the applicable Borrower to use, sell, transport or dispose of the Equipment or which restricts the Agent’s ability to take possession of, sell or otherwise dispose of the Equipment; (vi) the Equipment does not constitute “fixtures” under the applicable laws of the jurisdiction in which the Equipment is located; (vii) the Agent has received an appraisal report with respect to the Equipment from an independent appraiser reasonably satisfactory to the Agent setting forth the Net Orderly Liquidation Value of the Equipment; (viii) the Agent has a perfected first-priority Lien on the Equipment subject to no other Liens, except Liens permitted under Section 6.01 hereof that are subordinate and junior to the Lien in favor of the Agent; and (ix) the Agent has not determined, in its Permitted Discretion that such Equipment is ineligible.

     “Eligible Inventory” means, at any time, the Inventory of the Company, KAII, and Kaiser Bellwood unless such Inventory is excluded from the definition of Eligible Inventory in accordance with the following provisions of this definition. Without limiting the Agent’s Permitted Discretion provided herein, Eligible Inventory shall not include any Inventory: (i) which is not subject to a first-priority perfected security interest in favor of the Agent, (ii) which is subject to any Lien other than (a) a Lien in favor of the Agent and (b) a Lien permitted under Section 6.01 hereof which Lien is subordinate and junior to the Lien in favor of the Agent; (iii) which is, in the Agent’s opinion, applying its Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity; (iv) with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached in any material respect or is not true in all material respects; (v) which does not conform in all material respects to all standards imposed by any governmental authority; (vi) located outside of the United States and Canada or located in the Canadian province of Quebec; (vii) that is in transit except for Inventory in transit between locations controlled by a Borrower or a Guarantor; (viii) which is located in any location not owned or operated by a Borrower or a Guarantor or is in the possession of a bailee unless the owner of such property, the bailee, and any other applicable party has delivered to the Agent a Collateral Access Agreement and such other documentation as the Agent may in its Permitted Discretion require (provided, however, that $4,000,000 of such Inventory may be included in the Borrowing Base even if Collateral Access Agreements and such other documentation as the Agent may require have not been obtained for such Inventory); (ix) which is located in any location not owned by a Borrower or a Guarantor but is operated by such Borrower or such Guarantor, unless the owner of such property and any other applicable party has delivered to the Agent a Collateral Access Agreement and such other documentation as the Agent may in its Permitted Discretion require or the Agent shall have implemented Reserves equal to three months rent for such facility, but without duplication of any Reserves for rent pursuant to any other provision of this Agreement; (x) which contains or bears any intellectual property rights licensed from any party other than a Borrower or a Guarantor unless the Agent is satisfied, in its Permitted Discretion, that it may sell or otherwise dispose of such Inventory without (a) infringing the rights of such licensor, (b) violating any contract with such licensor, or (c) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement; (xi) which is not reflected in the books and records of the applicable Borrower; (xii) that is held by any Borrower on consignment or which any Borrower has placed on consignment with another Person (other than a Person that is a third party processor of such Inventory (in which case such Inventory shall be included as Eligible Inventory to the extent provided in clause (viii) above)); (xiii) that consists of display items or packing or shipping materials or stores, provided that such stores may be deemed eligible in the Agent’s Permitted Discretion upon receipt of an inventory appraisal with respect to such stores, which appraisal shall be done in a manner acceptable to the Agent by an appraiser acceptable to the Agent; (xiv) which is bill-and-hold goods, returned or repossessed goods, or goods which are not of a type held for sale in the ordinary course of the applicable Borrower’s business; (xv) which is perishable; (xvi) such other categories as may be established by the Agent in its Permitted Discretion.

     “Eligible Real Estate” shall mean any real Property which meets all of the following specifications:

          (a) the applicable Borrower is the record owner of and has good fee title to such real Property;

          (b) the applicable Borrower has the right to subject such real Property to a Lien in favor of the Agent for the ratable benefit of the Lenders; such real Property is subject to a perfected first-priority Lien in favor of the Agent for the ratable benefit of the Lenders and is free and clear of all other Liens (except for Permitted Liens acceptable to the Agent in its Permitted Discretion), unless such real Property is otherwise acceptable to the Agent and a Mortgage has been recorded in the appropriate jurisdiction and filing office to perfect such Lien;

          (c) such real Property is not subject to any contractual restriction on the Agent’s ability to sell or otherwise dispose of such real Property;

          (d) the Agent shall have received Phase I (and, if necessary, Phase II) environmental reports delivered with respect to such real Property together with letters from the environmental engineering firms reasonably satisfactory to Agent providing that Agent and the Lenders may rely upon such reports, each in form and substance reasonably acceptable to Agent.

          (e) with respect to such real Property, such surveys or surveyor certificates as the Agent may reasonably require;

          (f) the Agent shall have received evidence reasonably acceptable to the Agent as to whether such real Property is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards and requiring either the applicable Borrower or Guarantor that is the owner of the real Property or the Agent to purchase special flood insurance and, if so required, evidence that the applicable Borrower or Guarantor that owns such real Property has obtained flood hazard insurance as required by law and as reasonably acceptable to Agent;

          (g) the Agent shall have received an ALTA loan title insurance policies or an unconditional commitments therefor with extended coverage, including insurance over matters that would be disclosed by an accurate survey, issued by a title company reasonably satisfactory to Agent insuring the Agent, for the benefit of the Agent and the Lenders, that the applicable Mortgage insured thereby creates a valid first lien on such real Property, in an amount not less than the appraised fair market value of such real Property and insuring that fee simple title to such Property is vested in the applicable Borrower or Guarantor, subject only to any exceptions as may be reasonably acceptable to the Agent and which appear as exceptions on Schedule B to the applicable title insurance loan policy, which policy shall include endorsements, including a comprehensive lender’s endorsement and any other legally available endorsements, assurances or affirmative coverage reasonably requested by the Agent;

          (h) the Agent shall have received copies of all recorded documents listed as exceptions to title or otherwise referred to in such title insurance loan policy and any other such documents as Agent shall reasonably request;

          (i) the Agent shall have received appraisals, together with reliance letters where applicable, concerning such real Property from one or more independent real estate appraisers reasonably satisfactory to the Agent, which appraisals shall set forth the Fair Market Value of such real Property and be in form, scope and substance reasonably satisfactory to the Agent and shall satisfy the requirements of any applicable laws and regulation; and

          (j) the Agent has not determined, in its Permitted Discretion, that such real Property is ineligible.

     “Environmental Compliance Reserve” shall mean any reserve which the Agent establishes in its Permitted Discretion from time to time for amounts that are reasonably likely to be expended by the Borrowers, the Guarantors and their Subsidiaries in order for the Borrowers, the Guarantors and their Subsidiaries and their respective operations and property (a) to comply with Environmental Laws in all material respects, (b) to correct in all material respects any such non-compliance with Environmental Laws or (c) to satisfy any Environmental Liability.

     “Environmental Laws” shall mean all applicable federal, state, local or foreign statutes, laws, regulations, ordinances, codes, rules, requirements and guidelines (including consent decrees and administrative orders to which any Borrower, any Guarantor, or any of their Subsidiaries, is subject) relating to protection of human health or the environment or imposing liability or standards of conduct concerning any Hazardous Material, as any of the foregoing may be from time to time amended or supplemented.

     “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, the Guarantors or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “Environmental Lien” shall mean a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws, or (ii) damages arising from or costs incurred by such Governmental Authority in response to a release or threatened release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.

     “Equipment” shall mean (a) any machinery or equipment and (b) any other Property classified as “equipment” under the UCC.

     “Equipment Percentage” shall mean, as of any date, the percentage equal to one hundred percent (100%) minus the percentage obtained by dividing the number of full calendar months elapsed since the Closing Date by eighty-four (84).

     “Equity Interests” shall mean shares of capital stock in a corporation, partnership interests in a partnership, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with any Borrower or Guarantor or any Subsidiary of any Borrower or Guarantor would be deemed to be a single employer within the meaning of Section 414(b), (c), (m), or (o) of the Code.

     “Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

     “Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Section 2.

     “Event of Default” shall have the meaning given such term in Section 7.

     “Excluded Subsidiaries” shall mean Alpart Jamaica Inc., a Delaware corporation, Kaiser Jamaica Corporation, a Delaware corporation, Kaiser Alumina Australia Corporation, a Delaware corporation, Kaiser Bauxite Company, a Nevada corporation, and Kaiser Finance Corporation, a Delaware corporation. Under no circumstances will an Excluded Subsidiary be, or be deemed to be, a Significant Subsidiary or a Subsidiary hereunder.

     “Excluded Taxes” shall mean, with respect to the Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) Taxes imposed on or measured by its overall net income or its overall gross income (other than withholding taxes) and franchise Taxes imposed in lieu thereof by the United States of America or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its lending office or principal executive office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which such lending office or principal executive office is located and (c) in the case of a Lender, any withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.18(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.18(a).

     “Existing Credit Agreement” shall have meaning given such term in Introductory Statement.

     “Existing Lenders” shall mean the financial institutions from time to time party to the Existing Credit Agreement.

     “Extraordinary Receipts” means any Net Proceeds received by any Borrower or Guarantor not in the ordinary course of business, including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (iv) indemnity payments, (v) any purchase price adjustment received in connection with any purchase agreement, and (vi) any proceeds from any escrow; provided, however, that such indemnity payments or proceeds shall not include proceeds from any insurance for asbestos claims and demands, silica claims and demands, coal tar pitch volatile claims and demands and noise induced hearing loss claims in escrow as of the date hereof or later received.

     “Fair Market Value” shall mean, with respect to real Property of any Person, the fair market value thereof as determined in the most recent appraisal received by the Agent in accordance with the terms hereof, which appraisal shall be done in a manner acceptable to the Agent by an appraiser acceptable to the Agent.

     “Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

     “Fees” shall collectively mean the Commitment Fees, Letter of Credit Fees, the Collateral Monitoring Fees, other fees referred to in Section 2.13, and all other fees referred to in any Loan Document.

     “Filing Date” shall mean with respect to each Borrower and each Guarantor, the date set forth opposite such Person’s name on Schedule 1.01(a).

     “Financial Officer” shall mean, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person or any other Person who performs a function similar to any of the foregoing and has been identified in writing to the Agent as a “Financial Officer” hereunder.

     “Fiscal Month” means any of the monthly accounting periods of the Borrower and its Subsidiaries.

     “Fiscal Quarter” means any of the quarterly accounting periods of the Borrower and its Subsidiaries, ending on March 31, June 30, September 30 and December 31 of each year.

     “Fiscal Year” means any of the annual accounting periods of the Borrower and its Subsidiaries ending on December 31 of each year.

     “Fixtures” shall mean any Property classified as “fixtures” under the UCC.

     “Funding Account” shall have the meaning set forth in Section 4.01(q).

     “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time applied in accordance with Section 1.02.

     “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “Guarantee” shall mean, with respect to any Person (such Person, a “guarantor”), any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the primary purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to advance funds to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

     “Guarantor” shall have the meaning set forth in the first paragraph of this Agreement.

     “Hazardous Materials” shall mean any “hazardous substance,” as defined by CERCLA; any “hazardous waste,” as defined by the Resource Conservation and Recovery Act, as amended; any petroleum product; or any pollutant or contaminant or hazardous, dangerous, or toxic chemical, material, or substance regulated under or within the meaning of any other Environmental Law.

     “Indebtedness” shall mean, at any time and with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or with respect to deposits or advances of any kind; (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property, including inventory, and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business); (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business); (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) all Capital Lease Obligations of such Person; (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities; (vii) all Swap Obligations (and the amount of Indebtedness under any Swap Obligation shall be deemed the Net Mark-to-Market Exposure thereunder); (viii) all Guarantees by such Person of Indebtedness of others; (ix) all Indebtedness referred to in clauses (i) through (viii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (x) obligations under any liquidated earn-out and (xi) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property or any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

     “Indemnified Party” shall have the meaning given to such term in Section 11.06.

     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

     “Insufficiency” shall mean, with respect to any Plan, its “amount of unfunded benefit liabilities” within the meaning of Section 4001(a)(18) of ERISA, if any.

     “Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.09.

     “Interest Expense” shall mean, with reference to any period, the interest expense of the Borrowers and its their Subsidiaries calculated on a consolidated basis in conformity with GAAP for such period.

     “Interest Payment Date” shall mean (i) as to any Eurodollar Loan, the last day of each applicable Interest Period, and, in the case of any Interest Period longer than three months, on each successive date three months after the first day of such Interest Period and (ii) as to all ABR Loans, the last calendar day of each month in arrears and the date on which any ABR Loans are refinanced with Eurodollar Loans pursuant to Section 2.09.

     “Interest Period” shall mean, as to any Borrowing of Eurodollar Loans, the period commencing on the date of such Borrowing (including as a result of a refinancing of ABR

Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, two, three or six months thereafter, as the Borrowers’ Agent may elect in the related notice delivered pursuant to Sections 2.04 or 2.09; provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (ii) no Interest Period shall end later than the Maturity Date.

     “Inventory” shall mean “inventory” as defined in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York, or when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

     “Investments” shall have the meaning given such term in Section 6.08.

     “Issuing Bank” means (i) JPMorgan Chase, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.07. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

     “JPMorgan Chase” shall have the meaning set forth in the first paragraph of this Agreement.

     “JPMSI” shall mean J.P. Morgan Securities Inc.

     “KAII” shall mean Kaiser Aluminium International, Inc., a Delaware corporation, as debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code.

     “Kaiser Bellwood” shall mean Kaiser Bellwood Corporation, a Delaware corporation, as debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code.

     “Kaiser Canada” shall mean Kaiser Aluminum & Chemical of Canada Limited, an Ontario corporation as debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code.

     “Kaiser Canada Investment Limited” shall mean Kaiser Aluminum & Chemical Canada Investment Limited, an Ontario corporation, as debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code.

     “Lender Affiliate” shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in Lender loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in Lender loans and similar extensions of credit, any other fund that invests in Lender loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

     “Lenders” shall have the meaning set forth in the first paragraph of this Agreement.

     “Letter of Credit” shall mean any irrevocable letter of credit issued pursuant to Section 2.07, which letter of credit shall be (i) a letter of credit, (ii) issued for purposes that are consistent with the ordinary course of business of any Borrower, or for such other purposes as are reasonably acceptable to the Agent, (iii) denominated in Dollars and (iv) otherwise in such form as may be reasonably approved from time to time by the Agent and the applicable Issuing Bank.

     “Letter of Credit Account” shall mean the account established by the Borrowers under the sole and exclusive control of the Agent maintained at the office of the Agent at 270 Park Avenue, New York, New York 10017 designated as the “Kaiser Letter of Credit Account” that shall be used solely for the purposes set forth in Section 2.07(j).

     “Letter of Credit Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

     “Letter of Credit Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all Letter of Credit Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Letter of Credit Exposure of any Lender at any time shall be its Commitment Percentage of the total Letter of Credit Exposure at such time.

     “Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.13.

     “Letter of Credit Shortfall Amount” shall mean an amount equal to the difference of (x) the amount of Letter of Credit Exposure at such time, less (y) the amount on deposit in the Letter of Credit Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations.

     “LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor page or any successor to such service or any substitute page or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits (for delivery on the first day of such period) with a term equivalent to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of comparable size and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

     “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest of any kind whatsoever in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     “Liquidity Release Event” shall mean, as of any date following the occurrence of a Liquidity Trigger Event, the first date upon which both of the following conditions have been satisfied: (i) Availability has exceeded $50,000,000 for each day during the ninety (90) consecutive calendar day period ending on such date and after the immediately preceding Liquidity Trigger Event and (ii) at least 365 days have elapsed since the date of the last Liquidity Trigger Event, if any.

     “Liquidity Reserve” shall mean an amount at all times equal to $20,000,000.

     “Liquidity Trigger Event” shall mean, any date on which, either before or after giving effect to Borrowings requested or deemed requested on such date, Availability is less than $40,000,000. A Liquidity Trigger Event shall be deemed to have occurred and be continuing from the occurrence of such Liquidity Trigger Event up to but not including the first date upon which a Liquidity Release Event occurs following such Liquidity Trigger Event.

     “Loan” shall mean any loan or advance made by the Lenders pursuant to this Agreement including, without limitation, Revolving Loans, unreimbursed Letter of Credit Disbursements, Swingline Loans and Protective Advances.

     “Loan Documents” shall mean this Agreement, the Letters of Credit, the Security and Pledge Agreement, the Mortgages, the Order and any other instrument or agreement executed and delivered to the Agent or any Lender in connection herewith (including, without limitation, applications for Letters of Credit and related reimbursement agreements), in each case, as the same may be amended, modified, supplemented, extended or restated from time to time.

     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrowers and the Guarantors taken as a whole, (b) the ability of any Borrower or any Guarantor to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Agent or the Lenders hereunder or under any other Loan Document.

     “Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements either arising after the applicable Filing Date, if any, or that is secured, of any one or more of the Borrowers, Guarantors, and the Subsidiaries of any Borrower or Guarantor in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “obligations” of any Borrower, Guarantor, or Subsidiary of any Borrower or Guarantor in respect of any Swap Agreement at any time shall be the Net Mark-to-Market Exposure that such Borrower, Guarantor or Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

     “Maturity Date” shall mean February 11, 2006.

     “Mortgage” shall mean any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Agent, for the benefit of the Agent and the Lenders, on any real Property owned or leased by a Borrower or Guarantor, including any amendment, modification or supplement thereto.

     “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) any Borrower or Guarantor or a Subsidiary of any Borrower or Guarantor or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which any Borrower, Guarantor or a Subsidiary of any Borrower or Guarantor or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

     “Multiple Employer Plan” shall mean a Single Employer Plan, which (i) is maintained for employees of any Borrower or Guarantor or an ERISA Affiliate and at least one person (as defined in Section 3(9) of ERISA) other than any Borrower or Guarantor and its ERISA Affiliates or (ii) was so maintained and in respect of which any Borrower Guarantor or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such Plan has been or were to be terminated.

     “National Priorities List” shall mean the list established pursuant to Section 105 of CERCLA, as amended, modified, supplemented, or replaced from time to time.

     “Net Income” shall mean, with reference to any period, the net income (or loss) of the Borrowers and their Subsidiaries calculated on a consolidated basis for such period.

     “Net Mark-to-Market Exposure” shall mean, with respect to any Person, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreement transactions. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming the Swap Agreement transactions were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming such Swap Agreement transactions were to be terminated as of that date).

     “Net Orderly Liquidation Value” shall mean, with respect to Inventory or Equipment of any Person, the orderly liquidation value thereof as determined in the most recent appraisal received by the Agent in accordance with the terms hereof, which appraisal shall be done in a manner acceptable to the Agent by an appraiser acceptable to the Agent, net of all costs of liquidation thereof.

     “Net Proceeds” shall mean, if in connection with (a) an asset disposition, cash proceeds received by any Borrower or Guarantor net of (i) commissions, attorneys’ fees, accountants’ fees, investment banking fees and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Borrower or Guarantor in connection therewith (in each case, paid to non-Affiliates of such Borrower or Guarantor), (ii) taxes actually payable in respect thereof and reasonable estimates of taxes actually payable with respect to such transaction in the tax year of such transaction or in the following tax year, (iii) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Liens or other Liens permitted under Section 6.01 hereunder), if any, (iv) an appropriate reserve for income taxes in accordance with GAAP established in connection therewith, and (v) amounts escrowed or reserved against indemnification, obligations or purchase price adjustments, or (b) the issuance or incurrence of Indebtedness, cash proceeds net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith, (c) an equity issuance, cash proceeds net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith, or (d) Extraordinary Receipts received by any Borrower or Guarantor, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of such Borrower or Guarantor or any of their Subsidiaries after deducting therefrom only (i) expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (ii) transfer taxes paid by such Person or such Subsidiary in connection therewith, (iii) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), and (iv) that portion of the cash proceeds received which the applicable Borrower is legally obligated pursuant to an order of the Bankruptcy Court or any agreement binding on the applicable Borrower entered into prior to the date hereof to pay to another Person.

     “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount estimated to be recoverable in respect of the Net Orderly Liquidation Value of Eligible Inventory and (b) the denominator of which is the aggregate original cost of the Eligible Inventory subject to such appraisal.

     “Non-Consenting Lender” shall have the meaning specified in Section 11.10(b).

     “Notice Parties” shall have the meaning specified in Section 11.01.

     “Obligations” shall mean all unpaid principal of and accrued and unpaid interest on the Loans, all Letter of Credit Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers and the Guarantors to the Lenders or to any Lender, the Agent, the Issuing Bank or any Indemnified Party arising under the Loan Documents. Obligations shall also include (i) all Banking Services Obligations; and (ii) all Swap Obligations (other than Swap Obligations incurred in connection with, arising out of, or relating to a Commodity Swap Agreement) owing to one or more Lenders or their respective Affiliates; provided, that Swap Obligations entered into with a Lender or any of such Lender’s Affiliates (other than JPMorgan Chase or its Affiliates) shall only constitute an “Obligation” if prior to entering into the transaction giving rise to the Swap Obligation, the Lender (or its Affiliate) party thereto (other than JPMorgan Chase or its Affiliates) shall have delivered written notice to the Agent that such transaction has been entered into and that it constitutes an

Obligation entitled to the benefits of the Security and Pledge Agreement, the Mortgages and any other security document. Nothing in this definition of Obligations shall permit the Borrowers, the Guarantors or their Significant Subsidiaries to incur or permit to exist any Indebtedness not otherwise permitted pursuant to the terms hereof.

     “Off-Balance Sheet Liability” shall mean, with respect to any Person, (a) any repurchase obligation or liability for the principal amount thereof of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation and under which such Person retains ownership of the Property so leased for Federal income tax purposes, other than any lease under which such Person is the lessor, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (c) operating leases and Capital Lease Obligations.

     “Order” shall have the meaning given such term in Section 4.01(c).

     “Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

     “PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

     “Pension Plan” shall mean a defined benefit plan (as defined in Section 414(j) of the Code and Section 3(35) of ERISA) which meets and is subject to the requirements of Section 401(a) of the Code.

     “Permitted Commodity Swap Agreement” shall mean any Commodity Swap Agreement that (i) involves or is settled with respect to electricity, natural gas, alumina, bauxite or other mineral or metal used in the business of the Borrowers, the Guarantors or their Significant Subsidiaries, and (ii) is entered into in the ordinary course of business to hedge against fluctuations in the price of alumina, bauxite or other minerals or metals used in the business of the Borrowers, the Guarantors or their Significant Subsidiaries and not for speculative purposes.

     “Permitted Discretion” shall mean a determination by the Agent made in good faith and in the exercise of reasonable (from the perspective of a secured asset based lender making a loan to a debtor-in-possession under the Bankruptcy Code) business judgment.

     “Permitted Investments” shall mean:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within twelve months from the date of acquisition thereof;

          (b) without limiting the provisions of paragraph (d) below, investments in commercial paper maturing within six months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least “A-2” or the equivalent thereof from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or of at least “P-2” or the equivalent thereof from Moody’s Investors Service, Inc.;

          (c) investments in certificates of deposit, bankers acceptances and time deposits (including Eurodollar time deposits) maturing within six months from the date of acquisition thereof issued or guaranteed by or placed with (i) any domestic office of the Agent or the bank with whom the Borrowers and the Guarantors maintain their cash management system, provided that if such bank is not a Lender hereunder, such Lender shall have entered into an agreement with the Agent pursuant to which such Lender shall have waived all rights of setoff and confirmed that such Lender does not have, nor shall it claim, a security interest therein or (ii) any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and is the principal Banking Subsidiary of a bank holding company having a long-term unsecured debt rating of at least “A-2” or the equivalent thereof from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or at least “P-2” or the equivalent thereof from Moody’s Investors Service, Inc.;

          (d) investments in commercial paper maturing within six months from the date of acquisition thereof and issued by (i) the holding company of the Agent or (ii) the holding company of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has (A) a combined capital and surplus in excess of $250,000,000 and (B) commercial paper rated at least “A-2” or the equivalent thereof from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or of at least “P-2” or the equivalent thereof from Moody’s Investors Service, Inc.;

          (e) investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any office of a bank or trust company meeting the qualifications specified in clause (c) above; and

          (f) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) above.

     “Permitted Liens” shall mean (i) Liens imposed by law (other than Environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (ii) Liens of landlords and Liens of carriers, warehousemen, workmen, repairmen, vendors, consignors, mechanics, materialmen and other Liens (other than Environmental Liens and any Lien imposed under ERISA) in existence on the applicable Filing Date or thereafter imposed by law and created in the ordinary course of business; (iii) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or governmental insurance or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; (iv) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, mineral leases, encroachments, variations and zoning laws, ordinances, other restrictions and rights reserved to or vested in any municipality or government or proper authority to control or regulate any Property of the Company or its Subsidiaries, charges or encumbrances (whether or not recorded) and interest of ground lessors, minor defects and irregularities in the title to any Property, which do not interfere materially with the ordinary conduct of the business of the Borrowers or any Guarantor, as the case may be, and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrowers or any Guarantor, as the case may be; (v) purchase money Liens (including capital leases) upon or in any property acquired or held in the ordinary course of business to secure the purchase price of such property solely for the purpose of financing the acquisition of such property to the extent such purchase money Liens secure Indebtedness in accordance with Section 6.03(iv); (vi) pledges or deposits in the ordinary course to secure leases entered into in the ordinary course of business; (vii) Liens covering portions of the proceeds of dispositions of assets permitted under this Agreement which are held in escrow in connection with such dispositions; (viii) pledges and deposits of cash and Permitted Investments with a commodity broker or dealer for the purpose of margining or securing the obligations of any Borrower, Guarantor or Significant Subsidiary under a Permitted Commodity Swap Agreement; (ix) any interest of a consignor in goods held by any Borrower, Guarantor or Significant Subsidiary on consignment provided that such goods are held on consignment in the ordinary course of business consistent with past practices; (x) Permitted PBGC Liens; and (xi) extensions, renewals or replacements of any Lien referred to in paragraphs (i) through (x) above, provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

     “Permitted PBGC Liens” shall mean Liens, if any, imposed under ERISA or the Code on assets of the Borrowers or Guarantors (to the extent and for so long as such Lien is unperfected and junior in priority to Liens of the Agent under the Order and the Security and Pledge Agreement) or any ERISA Affiliate which is not a Borrower or Guarantor (whether or not perfected) as a result of (i) the failure to make minimum funding contributions to any pension plan other than a plan that is a Terminated Plan prior to the later of (A) the day that is 31 days after the effective date of the Settlement and Release Agreement and (B) the date when such contributions are due, (ii) the imposition of federal, state or local taxes in connection with the failure described in clause (i) above, or (iii) the termination of any Plan that is a Terminated Plan.

     “Person” shall mean any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization, Governmental Authority or other entity.

     “Plan” shall mean a Single Employer Plan or a Multiemployer Plan.

          “Pre-Petition Payment” shall mean a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any pre-petition Indebtedness or trade payables (including, without limitation, in respect of reclamation claims) or other pre-petition claims against the Borrowers or any Guarantor.

          “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced.

          “Projections” shall have the meaning assigned such to term in Section 5.01(e).

          “Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

          “Protective Advance” shall have the meaning assigned to such term in Section 2.05.

          “QAL” shall mean Queensland Alumina Limited, a Queensland, Australia corporation.

          “QAL Purchase Agreement” shall mean the Purchase Agreement, dated as of October 28, 2004, among Alumina & Bauxite Company Ltd., a British Virgin Islands company, the Company, and Kaiser Alumina Australia Corporation, a Delaware corporation (“KAAC”); provided, however, that if the Purchase Agreement, dated October 28, 2004, among Alumina & Bauxite Company Ltd., the Company, and KAAC is terminated for any reason and the Company and KAAC elect to sell their interests in QAL (the “QAL Interests”) to Pegasus Queensland Acquisition Pty Limited (“Pegasus”), then the term “QAL Purchase Agreement” shall mean the purchase agreement entered into among Pegasus, the Company and KAAC on substantially the same terms as the purchase agreement submitted by Pegasus as its bid for the QAL Interests at the auction for the QAL Interests held on October 28, 2004 and accepted by the Company and KAAC as the Backup Bid (as defined in the Bidding and Auction Procedures (as defined in the QAL Purchase Agreement)).

          “Real Property Percentage” shall mean, as of any date, the percentage equal to one hundred percent (100%) minus the percentage obtained by dividing the number of full calendar months elapsed since the Closing Date by one hundred twenty (120).

          “Register” shall have the meaning set forth in Section 11.03(d).

          “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

          “Release” shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any

Hazardous Materials), or into or out of any property, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

          “Reorganization Plan” shall mean a plan of reorganization in any of the Cases.

          “Report” shall mean any report prepared by the Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of any Borrower or any Guarantor from information furnished by or on behalf of the Borrowers and the Guarantors, which Reports may be distributed to the Lenders by the Agent.

          “Required Lenders” shall mean, at any time, Lenders holding Loans representing not less than 51% of the aggregate principal amount of such Loans outstanding or, if no Loans are outstanding, Lenders having Commitments representing not less than 51% of the Total Commitment.

          “Refractories Engineering” shall mean Refractories Engineering and Supplies Limited, a federal corporation of Canada.

          “Reserves” shall mean, collectively, any and all reserves which the Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, Banking Services Reserves, Environmental Compliance Reserves, the Carve-out Reserve, the Liquidity Reserve, reserves for rent at locations leased by any Borrower or Guarantor and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of any Borrower or Guarantor, reserves for uninsured losses of any Borrower or Guarantor, reserves for uninsured, underinsured, unidemnified or underindemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Borrower or Guarantor.

          “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and its Letter of Credit Exposure plus (b) an amount equal to its Commitment Percentage of the aggregate principal amount of Swingline Loans at such time, plus (c) an amount equal to its Commitment Percentage of the aggregate principal amount of Protective Advances outstanding at such time.

          “Revolving Loan” shall mean any Loan made pursuant to Section 2.02.

          “Security and Pledge Agreement” shall have the meaning set forth in Section 4.01(c).

          “Settlement” has the meaning assigned to such term in Section 2.06(c).

          “Settlement and Release Agreement” shall mean that certain Settlement and Release Agreement dated as of October 5, 2004 between the Borrowers, the Guarantors, and their debtor affiliates and the Official Committee of Unsecured Creditors in the Cases, as amended from time to time;

          “Settlement Agreement” shall mean the agreement reached with the PBGC and approved by the Bankruptcy Court on January 24, 2005.

          “Settlement Date” shall have the meaning assigned to such term in Section 2.06(c).

          “Significant Subsidiary” shall mean (other than an Excluded Subsidiary) each Subsidiary of the Company that

               (a) is designated with an asterisk in Schedule 3.05 — Subsidiaries;

               (b) accounted for at least 5% of consolidated revenues of the Company and its Subsidiaries from sales to third parties for the four Fiscal Quarters of the Company ending on the last day of the last Fiscal Quarter of the Company immediately preceding the date as of which any such determination is made; or

               (c) has assets (other than assets which are eliminated in consolidation) which represent at least 5% of the consolidated assets of the Company and its Subsidiaries as of the last day of the last Fiscal Quarter of the Company immediately preceding the date as of which any such determination is made, all of which, with respect to clauses (b) and (c), shall be as included in the consolidated financial statements of the Company for the period, or as of the date, in question.

          “Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of any Borrower or Guarantor or an ERISA Affiliate or (ii) was so maintained and in respect of which any Borrower or Guarantor could have liability under Title IV of ERISA in the event such Plan has been or were to be terminated.

          “Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal as in effect on any date of determination and established by the Board to which the Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          “Subordinated Indenture” shall mean the indenture dated as of February 1, 1993 between the Company, and the Subsidiaries of the Company parties thereto as Subsidiary Guarantors, and The First National Bank of Boston, as trustee, pursuant to which the Subordinated Notes were issued, as supplemented prior to the date hereof.

          “Subordinated Notes” shall mean the 12-3/4% Senior Subordinated Notes due 2003 in a principal amount not exceeding $400 million issued by the Company pursuant to the Subordinated Indenture, as amended, supplemented, restated, or otherwise modified from time to time prior to the date hereof.

          “Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          “Super-majority Lenders” shall have the meaning given such term in Section 11.10(b).

          “Super-priority Claim” shall mean a claim against any Borrower in any of the Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

          “Supporting Letter of Credit” shall mean a standby letter of credit, in form and substance satisfactory to the Agent, issued by an issuer satisfactory to the Agent, in a stated amount equal to 105% of the Letter of Credit Shortfall Amount.

          “Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower, any Guarantor or any of their Subsidiaries shall be a Swap Agreement.

          “Swap Obligations” shall mean, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

          “Swingline Lender” shall mean JPMorgan Chase, in its capacity as lender of Swingline Loans hereunder.

          “Swingline Loan” shall have the meaning assigned to such term in Section 2.06(a).

          “Tax” or “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          “Tax Related Person” means any Person (including, without limitation, a beneficial owner of an interest in a pass-through entity) whose income is realized through or determined by reference to the Agent, Issuing Bank or any Participant or any Tax Related Person of any of the foregoing.

          “Texada Mines” shall mean Texada Mines Ltd., a British Columbia corporation, as debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code.

          “Terminated Plans” shall mean (i) the Kaiser Aluminum Salaried Employees Retirement Plan, terminated by the PBGC effective December 17, 2003; (ii) the Kaiser Aluminum Pension Plan, terminated by the PBGC effective April 30, 2004; and (iii) the Kaiser Aluminum Inactive Pension Plan, terminated by the PBGC effective June 30, 2004.

          “Termination Date” shall mean the earliest to occur of (i) the Maturity Date, (ii) the Consummation Date and (iii) the acceleration of the Loans and the termination of the Total Commitment in accordance with the terms hereof.

          “Termination Event” shall mean (i) a “reportable event”, as such term is described in Section 4043(c) of ERISA (other than a “reportable event” as to which the 30-day notice is waived) or an event described in Section 4068 of ERISA and excluding (a) events which would not be reasonably likely (as reasonably determined by the Agent) to have a material adverse effect on the financial condition, operations, business, properties or assets of the Borrower and the Guarantors taken as a whole; (b) any reportable event or other event related to a missed funding or contribution requirement prior to the day that is 31 days after the effective date of the Settlement and Release Agreement; or (c) any reportable event or other event related to a plan termination of the Terminated Plans; or (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA, the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or the imposition of Withdrawal Liability.

          “Total Commitment” shall mean, at any time, the sum of the Commitments at such time.

          “Trochus” means Trochus Insurance Company, Ltd., a Bermuda entity.

          “Type” when used in respect of any Loan or Borrowing shall refer to the Rate of interest by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall mean the Adjusted LIBO Rate or the Alternate Base Rate, as applicable.

          “Unused Total Commitment” shall mean, with respect to all Lenders, at any time, (i) the Total Commitment less (ii) the sum of (x) the aggregate outstanding principal amount of all Loans and (y) the aggregate Letter of Credit Exposure.

          “Withdrawal Liability” shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Terms that are defined in the Uniform Commercial Code as in effect in the State of New York from time to time shall have the same meaning herein unless otherwise defined herein.

          SECTION 1.03. The Company As Agent For Borrowers. Each Borrower and Guarantor hereby irrevocably appoints the Company as the borrowing agent and attorney-in-fact for all Borrowers (the “Borrowers’ Agent”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower and each Guarantor that such appointment has been revoked and that another Borrower has been appointed the Borrowers’ Agent. Each Borrower hereby irrevocably appoints and authorizes the Borrowers’ Agent (i) to provide the Agent with all notices with respect to Borrowings and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Borrowers’ Agent deems appropriate on its behalf to obtain Borrowings and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Funding Account, Cash Management Account, Concentration Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that no Lender shall incur any liability to any Borrower as a result hereof.

          SECTION 1.04. The Term “Borrower” or “Borrowers”. Unless otherwise specifically provided herein, all references to “Borrower” or “Borrowers” herein shall refer to and include each Borrower separately and all representations contained herein shall be deemed to be separately made by each of them, and each of the covenants, agreements and obligations set forth herein shall be deemed to be the joint and several covenants, agreements and obligations of them. Any notice, request, consent, report or other information or agreement delivered to the Agent or any other Lender by any Borrower shall be deemed to be ratified by, consented to and also delivered by each other Borrower. Unless otherwise specified in this Agreement, the parties hereto anticipate that any notice, request, consent, report or other information or agreement to be delivered in connection with this Agreement by Borrowers to the Agent will be executed by the Borrowers’ Agent, on behalf of Borrowers, and that any such notice, request, consent, report or other information or agreement delivered to the Agent and executed by the Borrowers’ Agent shall be deemed to be executed by the Borrowers’ Agent on behalf of all the Borrowers. In addition, unless otherwise specified in this Agreement, the parties hereto anticipate that any advances made hereunder by any Lender to Borrowers shall be disbursed directly to the Borrowers’ Agent.

          SECTION 1.05. Obligations Not Affected. The Obligations of the Borrowers hereunder shall not be affected by (i) the failure of the Agent or a Lender to assert any claim or demand or to enforce any right or remedy against any Borrower or any Guarantor under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Agent for the Obligations or any of them; (v) the failure of the Agent or a Lender to exercise any right or remedy against any other Borrower or Guarantor; (vi) the release or substitution of any Borrower or any Guarantor; or (vii) any other circumstance that might otherwise constitute a discharge of a surety, other than, in each case, the indefeasible payment in full in cash of the Obligations .

SECTION 2. AMOUNT AND TERMS OF CREDIT

          SECTION 2.01. The Facility. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the Aggregate Credit Exposures exceeding the Total Commitment. The Issuing Bank will issue Letters of Credit hereunder on the terms and conditions set forth below. The Facility shall be composed of Revolving Loans, Swingline Loans, Protective Advances and Letters of Credit as set forth below.

          SECTION 2.02. Revolving Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the Aggregate Credit Exposure exceeding the lesser of (x) the sum of the Total Commitments minus the Liquidity Reserve from and after the occurrence and during the continuance of a Liquidity Trigger Event or (y) the Borrowing Base, subject to the Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.05. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

          SECTION 2.03. Loans and Borrowings.

               (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. Any Protective Advance shall be made in accordance with the procedures set forth in Section 2.05.

               (b) Subject to Section 2.04, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers Agent may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Subject to Section 2.15, each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

               (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of

$1,000,000 and not less than $5,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.

               (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          SECTION 2.04. Requests for Borrowings. To request a Borrowing, the Borrowers’ Agent shall notify the Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Central time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., Central time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Agent of a written Borrowing Request in substantially the form of Exhibit G and signed by the Borrowers’ Agent. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.03:

                    (i) the aggregate amount of the requested Borrowing;

                    (ii) the date of such Borrowing, which shall be a Business Day;

                    (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

                    (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

          SECTION 2.05. Protective Advances.

               (a) Subject to the limitations set forth below, the Agent is authorized by the Borrowers, the Guarantors and the Lenders, from time to time after the occurrence and during the continuance of an Event of Default in the Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of principal, interest, Letter of Credit Disbursements, fees, premiums, reimbursable expenses and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”), whether or not such Protective Advances shall cause the Aggregate Credit Exposure to exceed the Total Commitment; provided that, the aggregate amount of Protective Advances outstanding at any time, which were made pursuant to clauses (i) and (ii) above, shall not at any time exceed $10,000,000. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Agent may require the Lenders to fund their risk participations described in Section 2.05(b).

               (b) Upon the making of a Protective Advance by the Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Commitment Percentage.

          SECTION 2.06. Swingline Loans.

               (a) The Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrowers request an ABR Borrowing, the Swingline Lender may elect to have the terms of this Section 2.06(a) apply to such Borrowing Request by advancing, on behalf of the Lenders and in the amount requested, same day funds to the Borrowers on the applicable Borrowing date to the Funding Account (each such Loan made solely by the Swingline Lender pursuant to this Section 2.06(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.06(c). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 3:00 p.m., Central time, on each Business Day, make available to the Borrowers by means of a credit to the Funding Account, the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Cash Management Account that day (as determined based on notice from the Agent). The aggregate amount of Swingline Loans outstanding at any time shall not exceed $17,500,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (immediately before giving effect to such Swingline Loan). Swingline Loans may be made even if a Default exists, but may not be made if the conditions precedent set forth in Section 4.02 (other than the condition set forth in Section 4.02(c)) have not been satisfied. All Swingline Loans shall be ABR Borrowings.

               (b) Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Commitment Percentage of the Commitment. The Swingline Lender or the Agent may, at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Agent shall promptly distribute to such Lender, such Lender’s Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Loan.

               (c) The Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis on any date that the Agent elects, by notifying the Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon, Central time on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Commitment Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Agent, to such account of the Agent as the Agent may designate, not later than 2:00 p.m., Central time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Commitment Percentage of such Swingline Loan, shall constitute Revolving Loans of such Lenders, respectively. If any such amount is not transferred to the Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.08.

          SECTION 2.07. Letters of Credit.

               (a) General. Subject to the terms and conditions set forth herein, the Borrowers’ Agent may request the issuance of Letters of Credit for the account of any Borrower, in a form reasonably acceptable to the Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers’ Agent, any Borrower or any Guarantor to, or entered into by any such Person with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

               (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers’ Agent shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Agent (prior to 1:00 p.m., Central time, at least three (3) Business Days (or such shorter period as may be agreed by the Borrowers’ Agent and the Issuing Bank) prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Letter of Credit Exposure shall not exceed $60,000,000, (ii) the total Revolving Credit Exposures shall not exceed the lesser of (x) the Total Commitments minus the Liquidity Reserve from and after the occurrence and during the continuance of a Liquidity Trigger Event and (y) the Borrowing Base and (iii) such requested Letter of Credit is satisfactory to the Issuing Bank and the Agent.

               (c) Expiration Date. Each Letter of Credit shall expire (the “Expiration Date”) at or prior to the close of business on the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that if the Expiration Date is a date which is on or after the 5th Business Day prior to the Maturity Date, then on or prior to the Maturity Date, the Borrower shall cash collateralize the Obligations with respect to such Letter of Credit in accordance with Section 2.07(j)(ii).

               (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Bank, such Lender’s Commitment Percentage of each Letter of Credit Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

               (e) Reimbursement. If the Issuing Bank shall make any Letter of Credit Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such Letter of Credit Disbursement by paying to the Agent an amount equal to such Letter of Credit Disbursement not later than 3:00 p.m., Central time, on the date that such Letter of Credit Disbursement is made, if the Borrower shall have received notice of such Letter of Credit Disbursement prior to 1:00 p.m., Central time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., Central time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt. The Borrowers may, subject to the conditions of borrowing set forth herein, request in accordance with Sections 2.04 or 2.06 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount. Unless the Borrowers otherwise specify, each such payment automatically will be financed with a Swingline Loan in an equivalent amount, subject to the satisfaction of the conditions set forth in Section 4.02. To the extent any such payment is financed with an ABR Loan or a Swingline Loan, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Loan or Swingline Loan. If the Borrower is ineligible to finance such payment with an ABR Loan or a Swingline Loan due to its inability to satisfy the conditions set forth in Section 4.02 or otherwise fails to make such payment when due, the Agent shall notify each Lender of the applicable Letter of Credit Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Commitment Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Agent its Commitment Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.08 with respect to Loans made by such Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from the Borrowers pursuant to this paragraph, the Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any Letter of Credit Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such Letter of Credit Disbursement.

               (f) Obligations Absolute. The Borrower’s obligation to reimburse Letter of Credit Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and refuse to make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

               (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Agent and the Borrowers’ Agent by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an Letter of Credit Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such Letter of Credit Disbursement.

               (h) Interim Interest. If the Issuing Bank shall make any Letter of Credit Disbursement, then, unless the Borrowers shall reimburse such Letter of Credit Disbursement in full on the date such Letter of Credit Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Letter of Credit Disbursement is made to but excluding the date that the Borrower reimburses such Letter of Credit Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such Letter of Credit Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

               (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Agent, the replaced Issuing Bank and the successor Issuing Bank. The Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing

Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

               (j) Cash Collateralization.

                    (i) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in the Letter of Credit Account an amount in cash equal to 105% of the Letter of Credit Shortfall as of such date (“Cash Collateralization”); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (e), (f), (i) or (j) of Article VII. Such deposit shall be held by the Agent as collateral for the payment and performance of the Obligations. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Agent a security interest in the Letter of Credit Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the Issuing Bank for Letter of Credit Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Events of Default have been cured or waived, unless needed to satisfy Section 2.07(j)(ii).

                    (ii) If, notwithstanding the provisions of this Section 2.07, any Letter of Credit is outstanding on the Termination Date, then on such date the Borrower shall deposit with the Agent, for the benefit of the Agent and the Lenders, with respect to all Letter of Credit Exposure, as the Agent in its discretion shall specify, either (i) a Supporting Letter of Credit (under which the Agent is entitled to draw amounts necessary to reimburse the Issuing Bank for Letter of Credit Disbursements for which it has not been reimbursed and any fees and expenses associated with such outstanding Letter of Credit), or (ii) cash, in immediately available funds, in an amount equal to 105% of the Letter of Credit Shortfall Amount to be held in the Letter of Credit Collateral Account. Such Supporting Letter of Credit or deposit of cash shall be held by the Agent, for the benefit of the Agent and the Lenders, as collateral for the payment and performance of the obligations of the Borrowers under any such Letter of Credit remaining outstanding.

          SECTION 2.08. Funding of Borrowings.

               (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., Chicago time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Commitment Percentage; provided that Swingline Loans shall be made as provided in Section 2.06. The Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an Letter of Credit Disbursement as provided in Section 2.07(e) shall be remitted by the Agent to the Issuing Bank and (ii) a Protective Advance shall be retained by the Agent.

               (b) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent (a “Defaulting Lender”), then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrowers to the Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, the Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Commitment Percentage of the Commitments (but only to the extent that such Defaulting Lender’s Borrowing was funded by the other Lenders) or, if so directed by the Borrowers’ Agent and if no Default has occurred and is continuing (and to the extent such Defaulting Lender’s Borrowing was not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made Loans to the Borrowers. Subject to the foregoing, the Agent may hold and, in its Permitted Discretion, setoff such Defaulting Lender’s funding shortfall against that Defaulting Lender’s Commitment Percentage of all payments received from the Borrowers or re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Agent for the account of such Defaulting Lender. Until a Defaulting Lender cures its failure to fund its Commitment

Percentage of any Borrowing (i) solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Defaulting Lender’s Commitment shall be deemed to be zero, (ii) such Defaulting Lender shall not be entitled to any portion of the commitment fee and (iii) the commitment fee shall accrue in favor of the Lenders which have funded their respective Commitment Percentages of such requested Borrowing and shall be allocated among such non-Defaulting Lenders ratably based on their Commitment Percentage of the Commitments. This Section shall remain effective with respect to such Defaulting Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, the Agent, and the Borrowers shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Commitment Percentage of the applicable Borrowing and pays to Agent all amounts owing by the Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrowers of their duties and obligations hereunder.

          SECTION 2.09. Interest Elections.

               (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

               (b) To make an election pursuant to this Section, the Borrowers’ Agent shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.04 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower.

               (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

                    (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

                    (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

                    (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

                    (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

               (d) Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

               (e) If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

          SECTION 2.10. Termination of Commitments.

               (a) Unless previously terminated, the Commitments shall terminate on the Termination Date.

               (b) The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Agent of a cash deposit or Supporting Letter of Credit as required by Section 2.07(j)(ii)) and (iii) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

               (c) The Borrowers’ Agent shall notify the Agent of any election to terminate the Commitments under paragraph (b) of this Section at least two (2) Business Days prior to the closing date of such termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers’ Agent pursuant to this Section shall be irrevocable. Any termination of the Commitments shall be permanent.

          SECTION 2.11. Repayment of Loans; Evidence of Debt.

               (a) The Borrowers hereby unconditionally promise to pay (i) to the Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Termination Date, (ii) to the Agent the then unpaid amount of each Protective Advance on the earlier of the Termination Date and demand by the Agent. All unpaid Obligations shall be paid in full in cash by the Borrower on the Termination Date.

               (b) At all times that the Dominion Period is in effect pursuant to Section 10.02, each Business Day, at or before 12:00 noon, Central time, the Agent shall apply all immediately available funds credited to the Cash Management Account first to prepay any Protective Advances that may be outstanding, pro rata, second, to repay the Swingline Loans and third, to prepay the Revolving Loans and, if an Event of Default has occurred and is continuing, to cash collateralize outstanding Letter of Credit Exposure in an amount equal to 105% of the Letter of Credit Shortfall Amount.

               (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

               (d) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

               (e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that in the event of a conflict between an account maintained pursuant to paragraph (c) and an account maintained pursuant to paragraph (d) of this Section, the account maintained under paragraph (d) shall control; provided further, that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

               (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered and permitted assigns) and in a form approved by the Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.03) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns) except to the extent that any such Lender subsequently returns any such promissory note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (c) and (d) above.

          SECTION 2.12. Prepayment of Loans.

               (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

               (b) (i) The Borrowers shall immediately repay the Revolving Loans, Letter of Credit Exposure and/or Swingline Loans if at any time the Aggregate Credit Exposure exceeds the lesser of (A) the Total Commitments minus the Liquidity Reserve from and after the occurrence and during the continuance of a Liquidity Trigger Event and (B) the Borrowing Base, to the extent required to eliminate such excess; provided that any such repayments shall be applied first to pay any Protective Advances that may be outstanding, second to prepay Swingline Loans that may be outstanding, third to prepay Revolving Loans that may be outstanding, fourth to pay any unreimbursed Letter of Credit Disbursements, and fifth, if an Event of Default shall have occurred and be continuing, to cash collateralize Letters of Credit.

                    (ii) No later than the next Business Day after receipt by any Borrower or any Guarantor of the Net Proceeds of any asset disposition (other than sales of inventory in the ordinary course of business) the Borrower shall prepay the Obligations in an amount equal to 100% of such Net Proceeds as set forth in paragraph (b)(v) below; provided, however, that so long as no Dominion Period is in effect, such Borrower or such Guarantor, as the case may be, shall be entitled to retain such Net Proceeds of up to (x) $1,000,000 individually and (y) $5,000,000 in the aggregate.

                    (iii) If any Borrower or Guarantor issues Equity Interests or Indebtedness (other than Indebtedness permitted by clauses (i) — (ix) of Section 6.03), the Borrowers shall prepay the Obligations in an amount equal to 100% of the Net Proceeds of such issuance no later than the Business Day following the date of receipt of such Net Proceeds as set forth in paragraph (b)(vii) below.

                    (iv) Any insurance or condemnation proceeds to be applied to the Obligations in accordance with Section 5.03 shall be applied as set forth in paragraph (b)(vii) below. If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, Fixtures and real Property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Agent, in its Permitted Discretion.

                    (v) During a Dominion Period, promptly (and in no event, later than one (1) Business Day after the receipt thereof) upon receipt by any Borrower or any Guarantor of the Net Proceeds of any Extraordinary Receipts, the Borrowers shall prepay the Obligations in an amount equal to 100% of such Net Proceeds as set forth in paragraph (b)(vii) below.

                    (vi) Without in any way limiting the foregoing, immediately upon receipt by any Borrower or any Guarantor of proceeds of any sale of any Collateral, the Borrower shall cause such Borrower or Guarantor to deliver such proceeds to the Agent, or deposit such proceeds in a deposit account subject to a control agreement acceptable to the Agent. All of such proceeds shall be applied during a Dominion Period as set forth in accordance with Section 2.12(b)(vii) below or otherwise as provided in Section 2.19(b). Nothing in this Section shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

                    (vii) All such amounts pursuant to Sections 2.12(b)(ii) and (iii) and Sections 2.12(v) and (vi) (to the extent such proceeds are received during a Dominion Period) and Section 2.12(b)(iv) (to the extent such insurance or condemnation proceeds arise from casualties or losses to Equipment, Fixtures and real Property) shall be applied, first to prepay any Protective Advances that may be outstanding, pro rata, second to prepay Swingline Loans that may be outstanding, and third to prepay the Revolving Loans without a corresponding reduction in the Commitment and, if an Event of Default shall have occurred and be continuing, to cash collateralize outstanding Letter of Credit Exposure.

               (c) The Borrowers’ Agent shall notify the Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Chicago time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., Central time, one Business Day before the date of prepayment. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.03. Each prepayment of a Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.

          SECTION 2.13. Fees.

               (a) The Borrowers agree to pay to the Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Commitment Fee Rate on the average daily amount of the Unused Total Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Lenders’ Commitments terminate. Accrued Commitment Fees shall be payable in arrears on the last day of each calendar month and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

               (b) The Borrower agrees to pay (i) to the Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, at a per annum rate equal to 2.0% on the average daily amount of such Lender’s Letter of Credit Exposure (excluding any portion thereof attributable to unreimbursed Letter of Credit Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any Letter of Credit Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the Letter of Credit Exposure (excluding any portion thereof attributable to unreimbursed Letter of Credit Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any Letter of Credit Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within fourteen (14) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

               (c) The Borrowers agree to pay to the Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Agent in the Commitment Letter and that certain Fee Letter dated as of January 14, 2005.

               (d) The Borrowers agree to pay all Collateral Monitoring Fees pursuant to Section 5.08.

               (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

          SECTION 2.14. Interest.

               (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

               (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

               (c) Each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Margin for Revolving Loans plus 2%.

               (d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Agent or the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 11.02 requiring the consent of each Lender affected thereby for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

               (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

               (f) All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

               (a) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

               (b) the Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Agent shall give notice thereof to the Borrowers’ Agent and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Agent notifies the Borrowers’ Agent and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

          SECTION 2.16. Increased Costs.

               (a) If any Change in Law shall:

                    (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

                    (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

               (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

               (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within fourteen (14) days after receipt thereof.

               (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

          SECTION 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.20, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (without including the Applicable Margin in such calculation) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fourteen (14) days after receipt thereof.

          SECTION 2.18. Taxes.

               (a) Any and all payments by or on account of any obligation of the Borrowers or the Guarantors hereunder shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if the Borrowers or the Guarantors or the Agent shall be required to deduct any Indemnified Taxes from such payments, then (i) the Borrowers or the Guarantors, as the case may be, shall increase the sum payable as necessary so that after all required deductions and payments of Taxes (including deductions and payments of Taxes applicable to additional sums payable under this Section) the Agent, Lender or Issuing Bank and each of their Tax Related Persons (as the case may be) receives and retains (after taking into account the deductions and/or payment of all related Taxes, including income Taxes) an amount equal to the sum it would have received and retained (after taking into account the deductions and/or payment of all related Taxes, including income Taxes) had no such deductions been made or such Taxes been payable, (ii) the Borrowers and/or the Agent and each of their Tax Related Persons shall make such deductions and (iii) the Borrowers and/or the Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

               (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

               (c) The Borrowers shall indemnify the Agent, each Lender and the Issuing Bank for the full amount of any Indemnified Taxes paid by the Agent, such Lender or the Issuing Bank and each of their Tax Related Persons, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, but excluding penalties, interest and other expenses to the extent solely and directly attributable to the gross negligence or willful misconduct of the Person claiming such indemnity. Payment under this Section 2.18(c) shall be made within fourteen (14) days after the Agent, Lender or the Issuing Bank makes written demand therefor.. Such indemnification shall be made on an after-Tax basis, such that after all required deductions and payments of all Taxes (including, without limitation, deductions applicable to amounts payable under this Section 2.18 and income Taxes) and payment of all reasonable expenses, the Agent, the Issuing Bank, the Lenders and each of their respective Tax Related Persons receives and retains (after taking into account the deductions and/or payment of all related Taxes, including income Taxes) an amount equal to the sum it would have received and retained (after taking into account the deductions and/or payment of all related Taxes, including income Taxes) had such Indemnified Taxes not been paid or incurred or otherwise applicable. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank, or by the Agent on its own behalf or on behalf of a Lender or the Issuing Bank or their respective Tax Related Persons, shall be conclusive absent manifest error.

               (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

               (e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers’ Agent and the Agent, at the time or times prescribed by applicable law, the appropriate properly completed and executed Internal Revenue Service Form W-8 (including, without limitation, Form W-8ECI, W-8BEN or W-8IMY) or Form W-9 or such other evidence satisfactory to the Borrowers’ Agent and the Agent as will permit such payments to be made without withholding or at a reduced rate. “United States persons” (within the meaning of Code section 7701(a)(30)) that are “exempt recipients” (within the meaning of Treasury Regulations section 1.6049-4(c)(1)(ii) (without regard to the second sentence thereof)) shall not be required to furnish an Internal Revenue Service Form W-9 unless (i) Borrowers’ Agent reasonably believes that such person is, in fact, not an “exempt recipient,” and (ii) Borrowers’ Agent timely and reasonably requests a Form W-9 from such Person (provided, however, that if a United States person is not legally entitled to deliver a Form W-9 as a result of a change in law occurring after the date hereof, such Person shall not be required to deliver such Form W-9).

               (f) If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes paid by any Borrower or as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses and Taxes of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) within 30 days of the receipt of such amount; provided, that the Borrowers, upon the request of the Agent or such Lender, agree to repay the amount paid over to any Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing in this Section 2.18 shall be construed to require the Agent, any Lender, the Issuing Bank (or any of their Tax Related Persons) to make available its Tax returns (or any other information which it deems confidential) to any Borrower or any other Person.

          SECTION 2.19. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

               (a) The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of Letter of Credit Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 1:00 p.m., Central time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at its offices at 120 South LaSalle Street, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Solely for purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection.

               (b) Any proceeds of Collateral received by the Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers’ Agent), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.12) or (C) amounts to be applied from the Cash Management Account (which shall be applied in accordance with Section 2.11(b)) or (ii) after an Event of Default has occurred and is continuing and the Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agent and the Issuing Bank from the Borrowers

(other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Swingline Loans ratably, sixth, to pay the principal on the Swingline Loans ratably, seventh, to pay interest then due and payable on the Revolving Loans ratably, eighth, to prepay principal on the Revolving Loans and unreimbursed Letter of Credit Disbursements ratably, ninth, if an Event of Default has occurred and is continuing, to pay an amount to the Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid Letter of Credit Disbursements, to be held as cash collateral for such Obligations, tenth, to payment of any amounts owing with respect to Banking Services and Swap Obligations (to the extent the same are Obligations), and eleventh, to the payment of any other Obligation due to the Agent or any Lender by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrowers’ Agent, or unless a Default is in existence, neither the Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.17. The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

               (c) At the election of the Agent, all payments of principal, interest, Letter of Credit Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 11.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrowers’ Agent pursuant to Section 2.04 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Agent. The Borrowers hereby irrevocably authorize (i) the Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Protective Advances) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.04, 2.05 or 2.06, as applicable and (ii) the Agent to charge any deposit account of the Borrowers maintained with the Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents, to the extent such payment has not already been made.

               (d) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Letter of Credit Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Letter of Credit Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in Letter of Credit Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Letter of Credit Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

               (e) Unless the Agent shall have received notice from the Borrowers’ Agent prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

               (f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06, 2.07(d) or (e), 2.08(b), 2.19(e) or 8.06, then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

          SECTION 2.20. Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.16, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then:

               (a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment);

               (b) the Borrower may, at its sole expense and effort, require such Lender or any Defaulting Lender (such Lender or Defaulting Lender herein, a “Departing Lender”), upon notice to the Departing Lender and the Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.03), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

          SECTION 2.21. Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent or such Lender and the Borrower shall be liable to pay to the Agent and the Lenders, and each Borrower hereby indemnifies the Agent and the Lenders and holds the Agent and the Lenders harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 2.21 shall survive the termination of this Agreement.

          SECTION 2.22. Priority and Liens.

               (a) Each of the Borrowers and each of the Guarantors hereby covenants, represents and warrants that, upon entry of the Order, the Obligations of the Borrowers and the Guarantors hereunder and under the Loan Documents and in respect of Indebtedness, Banking Services Obligations and Swap Obligations (to the extent the same are Obligations) arising after the applicable Filing Date owed to one or more Lender: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute joint and several allowed administrative expense claims in the Cases having priority over all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code; (ii) pursuant to Section

364(c)(2) of the Bankruptcy Code, shall at all times be secured by a perfected first priority Lien on all tangible and intangible property of the Borrowers’ and the Guarantors’ respective estates in the Cases that is not subject to valid, perfected and non-avoidable liens as of the applicable Filing Date, and on all cash maintained in the Letter of Credit Account and any direct investments of the funds contained therein; and (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected Lien upon all tangible and intangible property of the Borrowers and the Guarantors subject to valid, perfected and non-avoidable Liens in existence on the applicable Filing Date or to valid Liens in existence on the applicable Filing Date that are perfected subsequent to the applicable Filing Date as permitted by Section 546(b) of the Bankruptcy Code; in the case of each of clauses (i) through (iii) subject only to (x) in the event of the occurrence and during the continuance of a Default or an Event of Default, the payment of allowed and unpaid professional fees and disbursements incurred by the Borrowers and any statutory committees appointed in the Cases in an aggregate amount not in excess of $4,000,000 and (y) the payment of unpaid fees of the US Trustee pursuant to 28 U.S.C. § 1930 (collectively, the “Carve-Out”). The Lenders agree that so long as no Default shall have occurred and be continuing, the Borrowers and the Guarantors shall be permitted to pay compensation and reimbursement of expenses allowed and payable under 11 U.S.C. § 330 and 11 U.S.C. § 331, as the same may be due and payable, and the same shall not reduce the Carve-Out. Following the Termination Date, all cash maintained in the Letter of Credit Account and any direct investments of the funds contained therein shall not be subject to the Carve-Out.

               (b) Subject to the priorities set forth in subsection (a) above and to the Carve-Out, as to all real property the title to which is held by any of the Borrowers or any of the Guarantors, or the possession of which is held by any of the Borrowers or any of the Guarantors pursuant to leasehold interest, including, without limitation, Eligible Real Estate, each Borrower and each Guarantor hereby assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the Agent on behalf of the Lenders all of the right, title and interest of such Borrower and such Guarantor in all of such owned real property and in all such leasehold interests, together in each case with all of the right, title and interest of such Borrower and such Guarantor in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof. Each Borrower and each Guarantor acknowledges that, pursuant to the Order, the Liens in favor of the Agent on behalf of the Lenders in all of such real property and leasehold instruments shall be perfected without the recordation of any instruments of mortgage or assignment. Each Borrower and each Guarantor further agrees that, upon the request of the Agent, such Borrower and such Guarantor shall enter into separate fee or leasehold mortgages in recordable form pursuant to Mortgages or deeds of trust, as applicable, substantially in the form of Exhibit H.

          SECTION 2.23. Right of Set-Off. Subject to the provisions of Section 7.01, upon the occurrence and during the continuance of any Event of Default, the Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law and without further order of or application to the Bankruptcy Court, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent and each such Lender to or for the credit or the account of any Borrower or any Guarantor against any and all of the obligations of such Borrower or Guarantor now or hereafter existing under the Loan Documents, irrespective of whether or not such Lender shall have made any demand under any Loan Document and although such obligations may not have been accelerated. Each Lender and the Agent agrees promptly to notify the Borrowers and the Guarantors after any such set-off and application made by such Lender or by the Agent, as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and the Agent under this Section are in addition to other rights and remedies which such Lender and the Agent may have upon the occurrence and during the continuance of any Event of Default.

          SECTION 2.24. Security Interest in Letter of Credit Account. Pursuant to Section 364(c)(2) of the Bankruptcy Code, the Borrowers and the Guarantors hereby assign and pledge to the Agent, for its benefit and for the ratable benefit of the Lenders, and hereby grant to the Agent, for its benefit and for the ratable benefit of the Lenders, a first priority security interest, senior to all other Liens, if any, in all of the Borrowers’ and the Guarantors’ right, title and interest in and to the Letter of Credit Account and any direct investment of the funds contained therein. Cash held in the Letter of Credit Account shall not be available for use by any Borrower, whether pursuant to Section 363 of the Bankruptcy Code or otherwise and shall be released to the Borrowers upon the expiration, cancellation or other termination or satisfaction of such Borrower’s reimbursement obligations.

          SECTION 2.25. Payment of Obligations. Subject to the provisions of Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrowers and the Guarantors, the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

          SECTION 2.26. No Discharge; Survival of Claims. Each of the Borrowers and the Guarantors agree that (i) its Obligations hereunder shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Borrowers and the Guarantors, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Super-priority Claim granted to the Agent and the Lenders pursuant to the Order and described in Section 2.22 and the Liens granted to the Agent pursuant to the Order and described in Sections 2.22 and 2.24 shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

SECTION 3. REPRESENTATIONS AND WARRANTIES

          In order to induce the Lenders to make Loans and issue and/or participate in Letters of Credit hereunder, each of the Borrowers and each of the Guarantors jointly and severally represent and warrant as follows:

          SECTION 3.01. Organization and Authority. Each of the Borrowers, the Guarantors and the Significant Subsidiaries (other than any Excluded Subsidiary) (i) is duly organized and validly existing under the laws of the State of its organization and is duly qualified as a foreign organization and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect; (ii) subject to the entry by the Bankruptcy Court of the Order, has the requisite corporate power and authority to effect the transactions contemplated hereby, and by the other Loan Documents to which it is a party, and (iii) subject to the entry by the Bankruptcy Court of the Order, has all requisite organizational power and authority and, upon the entry of the Order, the legal right to own, pledge, mortgage and operate its properties, and to conduct its business as now or currently proposed to be conducted.

          SECTION 3.02. Due Execution. Upon the entry by the Bankruptcy Court of the Order, the execution, delivery and performance by each of the Borrowers and the Guarantors of each of the Loan Documents to which it is a party (i) are within the respective organizational powers of each of the Borrowers and the Guarantors, have been duly authorized by all necessary organizational action including the consent of equity holders where required, and do not (A) contravene the charter or by-laws or other constituent documents of any of the Borrowers or the Guarantors, (B) violate any law (including, without limitation, the Securities Exchange Act of 1934) or regulation (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System), or any order or decree of any court or Governmental Authority, (C) conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust entered into after the applicable Filing Date or any material lease, agreement or other instrument entered into after the applicable Filing Date binding on the Borrowers or the Guarantors or any of their properties, or (D) result in or require the creation or imposition of any Lien upon any of the property of any of the Borrowers or the Guarantors other than the Liens granted pursuant to this Agreement, the other Loan Documents or the Order; and (ii) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority, other than (x) the entry of the Order, (y) any actions required outside of the United States (with respect to Collateral located outside of the United States or Collateral consisting of stock of foreign issuers) and (z) actions required under the Federal Assignment of Claims Act of 1940 in order to perfect the security interests of the Agent in the Collateral. This Agreement has been duly executed and delivered by each of the Borrowers and the Guarantors. This Agreement is, and each of the other Loan Documents to which each of the Borrowers and each of the Guarantors is or will be a party, when delivered hereunder or thereunder, will be, a legal, valid and binding obligation of each Borrower and each Guarantor, as the case may be, enforceable against the Borrowers and the Guarantors, as the case may be, in accordance with its terms and the Order.

          SECTION 3.03. Statements Made. The information that has been delivered in writing by any of the Borrowers or any of the Guarantors to the Agent or to the Bankruptcy Court in connection with any Loan Document, and any financial statement delivered pursuant hereto or thereto (other than to the extent that any such statements constitute Projections), taken as a whole and in light of the circumstances in which made, as of the date of delivery of such information or financial statement (other than Projections), contains no untrue statement of a material fact and does not omit to state a material fact necessary to make such statements not misleading; and, to the extent that any such information constitutes Projections, such Projections were prepared in good faith on the basis of assumptions, methods, data, tests and information believed by such Borrower or such Guarantor to be reasonable at the time such Projections were furnished. It is understood by the Agent and the Lenders that all the Projections may not prove to be correct, that actual future financial performance may vary from the Projections and that nothing contained in this Section 3.03 shall be construed as a warranty or guarantee of future financial performance.

          SECTION 3.04. Financial Statements. The Borrowers have furnished the Lenders with copies of the unaudited consolidated financial statements of the Borrowers for the Fiscal Quarter ended September 30, 2004 and the unaudited consolidated financial statements of the Borrowers and Guarantors for each of the Fiscal Months ended on October 31, 2004, November 30, 2004 and December 31, 2004. Subject to any qualifications set forth therein, (i) such financial statements present fairly the financial condition and results of operations of the Borrowers and their Subsidiaries on a consolidated basis as of such date and for such period, (ii) such balance sheets and any notes thereto disclose all liabilities, direct or contingent, of the Borrowers and the Guarantors as of the dates thereof required to be disclosed by GAAP and (iii) such financial statements were prepared in a manner consistent with GAAP. No event that had a Material Adverse Effect has occurred since September 30, 2004.

          SECTION 3.05. Ownership. Other than as set forth on Schedule 3.05, (i) as of the Closing Date, each of the Persons listed on Schedule 3.05 is a wholly-owned, direct or indirect Subsidiary of a Borrower as indicated on Schedule 3.05, and (ii) the Borrowers own no other Significant Subsidiaries, whether directly or indirectly.

          SECTION 3.06. Liens. Except for Liens existing on the applicable Filing Date as reflected on Schedule 3.06, there are no Liens of any nature whatsoever on any assets of any Borrower or any of the Guarantors other than: (i) Permitted Liens; (ii) Liens consisting of cash collateral securing reimbursement obligations with respect to letters of credit existing on the date of this Agreement and disclosed on Schedule 3.06(b) in the manner and in the amounts required by that certain letter agreement from Bank of America, N.A. to the Company, dated as of February ___, 2005; (iii) other Liens permitted pursuant to Section 6.01; and (iv) Liens in favor of the Agent and the Lenders. Neither any Borrower nor any Guarantor is a party to any contract, agreement, lease or instrument the performance of which, either unconditionally or upon the happening of an event, will result in or require the creation of a Lien on any assets of any Borrower or any Guarantor or otherwise result in a violation of this Agreement other than the Liens granted to the Agent and the Lenders as provided for in this Agreement.

          SECTION 3.07. Compliance with Law. Except as set forth on Schedule 3.07, neither any Borrower nor any Guarantor is, to the best of its knowledge, in violation of any law (except those relating to Environmental Laws set forth on Schedule 3.22), rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority the violation of which, or a default with respect to which, would have a material adverse effect on the financial condition, operations, business, properties, assets or prospects of the Borrowers and the Guarantors taken as a whole.

          SECTION 3.08. Insurance. All policies of insurance of any kind or nature owned by or issued to the Borrowers and the Guarantors, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, title, property and liability insurance, are in full force and effect and are of a nature and provide such coverage as is customarily carried by companies of the size and character of the Borrowers and the Guarantors.

          SECTION 3.09. Use of Proceeds. The proceeds of the Loans shall be used for (i) refinancing of the Existing Credit Agreement, (ii) working capital, letters of credit and capital expenditures; (iii) other general corporate purposes of the Borrowers; (iv) payment of any related transaction costs, fees and expenses; and (v) the costs of administration of the Cases. Such proceeds may not be used in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Lenders or the Agent in their capacities as such.

          SECTION 3.10. Litigation. Other than as set forth on Schedule 3.10 and other than the Cases, there are no unstayed actions, suits, proceedings or investigations pending or, to the actual knowledge of any of the Borrowers or the Guarantors, threatened against or affecting any Borrower or any Guarantor or any of their respective properties, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would be reasonably likely to have a Material Adverse Effect.

          SECTION 3.11. Investment and Holding Company Status . None of the Borrowers, the Guarantors nor any of their respective Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          SECTION 3.12. Taxes. Except as set forth on Schedule 3.12, each of the Borrowers and each of the Guarantors has timely filed or caused to be filed all federal and all state and other material Tax returns and reports required by law to have been filed by it and has paid or caused to be paid all federal and all state and other material Taxes required by law to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings or to the extent and so long as the payment of such Taxes is stayed pursuant to Section 362 of the Bankruptcy Code and, in each case, for which such Borrower or Guarantor, as applicable, has set aside on its books adequate reserves. Except as set forth on Schedule 3.12, no Tax liens have been filed and no claims are being asserted that any Taxes entitled to treatment as “administrative expenses” described in Bankruptcy Code section 507(a)(1) have not been paid when due except such Taxes that are being contested in good faith by appropriate proceedings and (i) for which such Borrower or Guarantor, as applicable, has set aside on its books adequate reserves and (ii) nonpayment of which Taxes would not give rise to Tax liens.

          SECTION 3.13. ERISA. No Termination Event has occurred or is reasonably expected to occur that, when taken together with all other such Termination Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The net present value of all accumulated benefit obligations under each Plan (excluding the Terminated Plans) as of December 31, 2004 (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not exceed $17,500,000.

          SECTION 3.14. Disclosure. Except as disclosed (i) in the Form 10-Q filed with the Securities and Exchange Commission by the Company on September 30, 2004 or in other periodic reports filed with the Securities and Exchange Commission after January 1, 2004 and prior to September 30, 2004 or (ii) to the Bankruptcy Court after the applicable Filing Date, the Borrowers and the Guarantors have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrowers, the Guarantors or any of their respective

Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.15. Material Agreements. As of the Closing Date, all material agreements and contracts to which any Borrower or Guarantor is a party or is bound as of the date of this Agreement and which, under applicable law would be required to be filed with the Securities and Exchange Commission are either: (a) filed as exhibits to, or incorporated by reference in, the Form 10-Q filed with the Securities and Exchange Commission by the Company on September 30, 2004 or (b) are listed on Schedule 3.15. No Borrower or Guarantor is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (x) any material agreement arising after the applicable Filing Date to which it is a party or any material agreement arising prior to the applicable Filing Period to which it is a party which it has agreed to assume or perform or (y) any agreement or instrument arising after the applicable Filing Date evidencing or governing Indebtedness.

          SECTION 3.16. Reportable Transaction. The Borrowers do not intend to treat the Borrowings or issuances of Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrowers determine to take any action inconsistent with such intention, the Borrowers’ Agent will promptly notify the Agent thereof.

          SECTION 3.17. Capitalization and Subsidiaries. Schedule 3.17 sets forth (a) a correct and complete list of the name and relationship to each Borrower of each and all of such Borrower’s Significant Subsidiaries, (b) a true and complete listing of each class of each of the authorized Equity Interests of each Borrower, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.17, and (c) the type of entity of each of the Borrowers and each of the Guarantors and each of their respective Significant Subsidiaries. All of the issued and outstanding Equity Interests owned by any Borrower or by any Guarantor has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and nonassessable. The Borrowers’ Agent may amend from time to time Schedule 3.17 (by delivery of a revised Schedule 3.17 to the Agent) upon the sale of any Significant Subsidiary which is permitted in this Agreement.

          SECTION 3.18. Common Enterprise. Each Borrower and each Guarantor expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Borrowers and Guarantors and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each of the Borrowers and each of the Guarantors has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Borrower or Guarantor, as applicable is within its purpose, will be of direct and indirect benefit to such Borrower or Guarantor, and is in its best interest.

          SECTION 3.19. Location of Bank Accounts. Schedule 3.19, as amended from time to time by the Borrowers’ Agent upon any change to the accounts maintained by each Borrower and each Guarantor (by delivery of a revised Schedule 3.19 to the Agent), sets forth initially, as of the Closing Date, a complete and accurate list of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Borrower and Guarantor, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof). As of the Closing Date, no Borrower or Guarantor maintains any other accounts other than those set forth on Schedule 3.19.

          SECTION 3.20. Labor Disputes. Except as set forth on Schedule 3.20, as of the date of this Agreement (a) there is no collective bargaining agreement or other labor contract covering employees of the Borrowers or any Guarantors, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) to the knowledge of any of the Borrowers or any Guarantor, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any of the Borrowers, any of the Guarantors or any of their respective Subsidiaries or for any similar purpose, and (d) there is no pending or to the knowledge of any of the Borrowers or any Guarantor, threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Borrowers, the Guarantors or their respective Subsidiaries or their employees.

          SECTION 3.21. Subordinated Indenture. Each borrower, guarantor or other obligor under the Subordinated Indenture is a debtor and debtor-in-possession and all obligations under the Subordinated Indenture constitute pre-petition obligations of such Person.

          SECTION 3.22. Environmental Matters. (a) Except as set forth on Schedule 3.22(a):

               (i) all facilities and Property (including underlying groundwater) owned, operated, or leased by the Borrowers, Guarantors, or any of their Subsidiaries have been, and continue to be, owned, operated, or leased by the Borrowers, Guarantors, and their Subsidiaries are in material compliance with all Environmental Laws;

               (ii) there are no pending or, to the knowledge of Borrowers or the Guarantors, after due inquiry, threatened

                    (A) claims, complaints, notices, or requests for information received by any of the Borrowers, Guarantors, or any of their Subsidiaries, from any Governmental Authority, or from any Person which has commenced a legal proceeding against any of the Borrowers, Guarantors, or any of their respective Subsidiaries, with respect to any alleged violation of any Environmental Law, or

                    (B) complaints, notices, or inquiries to any of the Borrowers, Guarantors, or any of their Subsidiaries, from any Governmental Authority, or from any Person which has commenced a legal proceeding against any of the Borrowers,

Guarantors, or any of their Subsidiaries, regarding potential liability under any Environmental Law;

               (iii) there have been no Releases of Hazardous Materials at, on, into or under any Property now or previously owned, operated, or leased by any of the Borrowers, Guarantors, or any of their Subsidiaries that, singly, or in the aggregate, have a reasonable possibility of having a Material Adverse Effect;

               (iv) the Borrowers, Guarantors, and their Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses, and other authorizations required by any applicable Environmental Law relating to any environmental matters and necessary for their businesses;

               (v) no Property now or previously owned, operated, or leased by any of the Borrowers, Guarantors, or any of their Subsidiaries is listed or, to the knowledge of any of the Borrowers or Guarantors, after due inquiry, proposed for listing (with respect to owned Property only) on the National Priorities List pursuant to CERCLA or in the CERCLIS, or, to the best knowledge and belief of any of the Borrowers or Guarantors, on any similar state list of sites requiring investigation or clean-up;

               (vi) there are no underground storage tanks (as defined in 40 C.F.R. §280.1, as the same may be amended, modified, supplemented, or replaced from time to time), active or abandoned, including petroleum storage tanks, on or under any Property now or previously owned or leased by any of the Borrowers, Guarantors, or any of their Subsidiaries that, singly or in the aggregate, have a reasonable possibility of having a Material Adverse Effect;

               (vii) none of the Borrowers, Guarantors, nor any of their Subsidiaries has, to the best knowledge and belief of any Borrower, transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or any similar state list or which is the subject of federal, state, or local enforcement actions or other investigations which has a reasonable possibility of leading to material claims against any of the Borrowers, Guarantors, or any of their Subsidiaries for any remedial work, damage to natural resources, or personal injury, including claims under CERCLA; and

               (viii) there are no polychlorinated biphenyls or friable asbestos present at any real property now or previously owned or leased by any of the Borrowers, Guarantors, or any of their Subsidiaries that singly or in the aggregate, have a reasonable possibility of having a Material Adverse Effect.

          (b) Schedule 3.22(b) identifies all sites at which any of the Borrowers, Guarantors, or any of their Subsidiaries are currently conducting cleanup or remediation or an investigation as to whether such cleanup or remediation is warranted or required.

SECTION 4. CONDITIONS OF LENDING

          SECTION 4.01. Conditions Precedent to Initial Loans and Initial Letters of Credit. The obligation of the Lenders to make the initial Loans or the Issuing Bank to issue the initial Letter of Credit, whichever may occur first, is subject to the satisfaction (or waiver in accordance with Section 11.10) of the following conditions precedent:

               (a) Supporting Documents. The Agent shall have received for each of the Borrowers and the Guarantors:

                    (i) a copy of such entity’s certificate of incorporation or formation, as amended, certified as of a recent date by the Secretary of State of the state of its incorporation or formation;

                    (ii) a certificate of such Secretary of State, dated as of a recent date, as to the good standing of and payment of taxes by that entity and as to the charter documents on file in the office of such Secretary of State; and

                    (iii) a certificate of the Secretary or an Assistant Secretary of that entity dated the date of the initial Loans or the initial Letter of Credit hereunder, whichever first occurs, and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company agreement of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors or managers of that entity authorizing the Borrowings and Letter of Credit extensions hereunder, the execution, delivery and performance in accordance with their respective terms of this Agreement, the Loan Documents and any other documents required or contemplated hereunder or thereunder and the granting of the security interest in the Letter of Credit Account and other Liens contemplated hereby, (C) that the certificate of incorporation or formation of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer or manager of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer or manager of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (iii)).

               (b) Final Order. At the time of the making of the initial Loans or at the time of the issuance of the initial Letters of Credit, whichever first occurs, the Agent and the Lenders shall have received a certified copy of an order of the Bankruptcy Court in substantially the form of Exhibit A (the “Order”) approving the Loan Documents and granting the Superpriority Claim status and other Liens described in Section 2.22 which Order (i) shall approve the payment by the Borrowers of all of the Fees set forth in Section 2.13, (ii) shall be in full force and effect, and (iii) shall not have been vacated, stayed, reversed, modified or amended in any respect; and, if the Order is the subject of a pending appeal in any respect, neither the making of such Loans nor the issuance of such Letter of Credit nor the performance by the

Borrower or any of the Guarantors of any of their respective obligations hereunder or under the Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal.

               (c) Security and Pledge Agreement. Each of the Borrowers and each of the Guarantors shall have duly executed and delivered to the Agent a Security and Pledge Agreement in substantially the form of Exhibit B (the “Security and Pledge Agreement”), pursuant to which each of the Borrowers and each of the Guarantors shall have granted to the Agent, for the benefit of the Lenders, a first priority, perfected security interest in the Collateral (free and clear of all Liens, other than Permitted Liens and other Liens permitted under the Loan Documents), and shall have (i) filed appropriately completed and duly executed Uniform Commercial Code financing statements and (ii) delivered to the Agent any pledged Collateral required to be delivered thereunder.

               (d) Orders. All of the orders entered by the Bankruptcy Court relating to the transactions contemplated hereby shall be satisfactory to the Agent.

               (e) Opinion of Counsel. The Agent and the Lenders shall have received the favorable written opinion of counsel to the Borrowers and the Guarantors reasonably acceptable to the Agent, dated the date of the initial Loans or the issuance of the initial Letter of Credit, whichever first occurs, substantially in the form of Exhibit C.

               (f) Payment of Fees. The Borrowers shall have paid to the Agent the then unpaid balance of all accrued and unpaid Fees due under and pursuant to this Agreement and the letter referred to in Section 2.13.

               (g) Field Exams, Environmental Reports, Appraisals. The Agent shall be satisfied with the results of field examinations. The Borrowers shall have delivered to the Agent satisfactory appraisals of the Borrowers’ and Guarantors’ Inventory and Equipment and such appraisals shall be from an appraiser selected and engaged by the Agent, and prepared on a basis satisfactory to the Agent, such appraisals to include, without limitation, information required by applicable law and regulations. The Borrowers shall have also delivered to the Agent satisfactory appraisals, environmental reports, surveys and title insurance with respect to material real Property to the extent the Borrowers propose to include such real Property in the Borrowing Base (provided that satisfactory appraisals, environmental reports, surveys and title insurance may be delivered on a post-closing basis so long as any related real Property is not included in the Borrowing Base until such reasonably satisfactory appraisals, environmental reports, surveys and title insurance are received by the Agent).

               (h) Certificates of Insurance. The Borrowers and Guarantors shall have delivered to the Agent certificates of insurance reasonably satisfactory to the Agent in all respects evidencing the existence of all insurance required to be maintained by the Borrowers and Guarantors pursuant to Section 5.03 of this Agreement.

               (i) Material Consents. The Borrowers and Guarantors shall have delivered to the Agent all material consents listed on Schedule 4.01(i).

               (j) Cash Management. The applicable Borrowers and Guarantors together with JPMorgan Chase and the applicable financial institutions shall have entered into tri-party control and/or blocked account and/or lockbox agreements with respect to each deposit and securities account of such Borrowers and Guarantors set forth on Schedule 4.01(j), which control or blocked account agreements shall be in form and substance reasonably acceptable to the Agent.

               (k) Corporate and Judicial Proceedings. All corporate and judicial proceedings and all instruments and agreements in connection with the transactions among the Borrowers, the Guarantors, the Agent and the Lenders contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all material documents and papers, including records of corporate and judicial proceedings, which the Agent may have reasonably requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, governmental or judicial authorities.

               (l) Information. The Agent shall have received such information (financial or otherwise) as may be reasonably requested by the Agent, including, without limitation, copies of the unaudited consolidated financial statements of the Borrowers for the Fiscal Quarter ended September 30, 2004 and the unaudited consolidated financial statements of the Borrowers and Guarantors for each of the Fiscal Months ended on October 31, 2004, November 30, 2004 and December 31, 2004.

               (m) Business Plan. The Agent and the Lenders shall have received the Borrowers’ business plan dated February 4, 2005, which business plan shall cover the four year period commencing December 31, 2004 and ending December 31, 2008, such business plan shall be satisfactory in form and substance to them.

               (n) Compliance with Material Laws and Regulations. The Borrowers and the Guarantors shall have granted the Agent access to and the right to inspect all reports, audits and other internal information of the Borrower and the Guarantors relating to environmental matters, and any third party verification of certain matters relating to compliance with Environmental Laws requested by the Agent, and the Agent shall be reasonably satisfied (x) that the Borrowers and the Guarantors are in compliance in all material respects with all applicable material laws and regulations (including but not limited to ERISA (except for such violations as set forth on Schedule 3.07), margin regulations, bank regulatory limitations and Environmental Laws) and (y) that the Borrower has made adequate provision for the costs of maintaining such compliance.

               (o) UCC Searches. The Agent shall have received UCC searches (including tax liens and judgments) and Patent and Trademark searches conducted in the jurisdictions in which the Borrower and the Guarantors conduct business (dated as of a date reasonably satisfactory to the Agent), reflecting the absence of Liens and encumbrances on the assets of the Borrower and the Guarantors other than such Liens as may be satisfactory to the Agent.

               (p) Minimum Availability. The Borrowers shall have minimum Availability at closing (on a pro forma basis after giving effect to the Loans made and the Letters of Credit issued or deemed issued on the Closing Date) in an amount not less than $75,000,000.

               (q) Funding Account. The Borrowers’ Agent shall have delivered to the Agent a notice setting forth the deposit account of the Borrowers (“Funding Account”) to which the Lenders are authorized by the Borrowers to transfer the proceeds of any Borrowing requested or authorized pursuant to this Agreement.

               (r) Closing Documents. The Agent shall have received all documents required by Section 4.01 and each item listed on the closing checklist, in each case, each reasonably satisfactory in form and substance to the Agent.

               (s) Post Filing Date Liens. The Agent shall be satisfied that (a) no Lien has attached to any Collateral subsequent to the applicable Filing Date or (b) if any Lien has attached to any Collateral subsequent to the applicable Filing Date, the applicable Borrower or Guarantor shall have delivered to the Agent an acknowledgment and consent in writing from such lienholder that such Lien is junior to the Liens securing the Obligations.

          SECTION 4.02. Conditions Precedent to Each Loan and Each Letter of Credit. The obligation of the Lenders to make each Loan and of the Issuing Bank to issue each Letter of Credit, including the initial Loan and the initial Letter of Credit is subject to the following conditions precedent:

               (a) Notice. To the extent required by Section 2, the Agent shall have received a notice with respect to such borrowing or issuance, as the case may be, as required by Section 2.

               (b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date.

               (c) No Default. On the date of each Borrowing hereunder or the issuance of each Letter of Credit and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

               (d) Order. The Order shall be in full force and effect and shall not have been vacated, stayed reversed, modified or amended in any respect without the prior written consent of the Agent and the Required Lenders.

               (e) Payment of Fees. The Borrowers shall have paid to the Agent the then unpaid balance of all accrued and unpaid Fees then payable under and pursuant to this Agreement, the Order and the letter referred to in Section 2.13.

               (f) Borrowing Base Certificate. The Agent shall have received the timely delivery of the most recent Borrowing Base Certificate required to be delivered hereunder, substantially in the form of Exhibit E (except that the initial Borrowing Base Certificate shall be delivered by the Closing Date).

               (g) Availability. After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.

The request or deemed request by the Borrowers’ Agent or the Borrowers for, and the acceptance by any Borrower of, an extension of credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section 4.02 have been satisfied or waived at that time. The Agent may (but shall not be obligated to) require a duly completed compliance certificate as a condition to making a Borrowing or requesting the issuance of Letter of Credit.

SECTION 5. AFFIRMATIVE COVENANTS

          From the date hereof and for so long as any Commitment shall be in effect or any Letter of Credit shall remain outstanding or any amount shall remain outstanding or unpaid under this Agreement or any other Loan Document, each of the Borrowers and each of the Guarantors agree that, unless the Required Lenders shall otherwise consent in writing, each of the Borrowers and each of the Guarantors will:

          SECTION 5.01. Financial Statements, Reports, etc. In the case of the Borrowers and the Guarantors, deliver to the Agent and each of the Lenders:

               (a) within 105 days after the end of each Fiscal Year, the Company’s (i) audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows, showing the financial condition of the Company and its Subsidiaries on a consolidated basis as of the close of such Fiscal Year and the results of their operations during such year, such consolidated financial statements to be audited for the Company and its Subsidiaries by Deloitte & Touche LLP or other independent public accountants of recognized national standing and accompanied by an audit opinion of such accountants (which shall not be qualified in any material respect as to scope but may include qualifications with respect to the Cases and going concern) and to be certified by a Financial Officer of the Company to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP and (ii) unaudited consolidating balance sheet and related unaudited consolidating statements of income as of the close of the fourth Fiscal Quarter and as of the close of such Fiscal Year, all such consolidating financial statements showing separately the financial condition of the Company and its Significant Subsidiaries;

               (b) within 50 days after the end of each of the first three Fiscal Quarters of Parent, the Company’s (i) consolidated balance sheets and related statements of income, stockholders’ equity and cash flows, showing the financial condition of the Company and its Subsidiaries on a consolidated basis as of the close of such Fiscal Quarter and the results of their operations during such Fiscal Quarter and the then elapsed portion of the Fiscal Year, certified by a Financial Officer of the Company as fairly presenting the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes and (ii) unaudited consolidating balance sheet and related unaudited consolidating statements of income as of the close of the such Fiscal Quarter, all such consolidating financial statements showing separately the financial condition of the Company and its Significant Subsidiaries;

               (c) commencing with the first Fiscal Month following the Closing Date (i) as soon as available, but no more than 30 days after the end of each month, the unaudited consolidated balance sheet as of the close of such Fiscal Month and related unaudited consolidated statements of income and cash flow of the Company and its Subsidiaries during such month and the year to date period, (ii) as soon as available, but no more than 31 days after the end of each month, a monthly operating report as filed with the Bankruptcy Court;

               (d) (i) concurrently with any delivery of financial statements under paragraphs (a), (b) and (c) above, a certificate of a Financial Officer certifying that such financial statements fairly present the financial condition and results of operations of the Company and its Subsidiaries in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes, (ii) concurrently with any delivery of financial statements under paragraph (a) above, a certificate in accordance with prevailing professional standards (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) of the accountants auditing the consolidated financial statements delivered under paragraph (a) above certifying that, in the course of the regular audit of the business of the Company and its Subsidiaries, such accountants have obtained no knowledge that a Default or Event of Default has occurred and is continuing or if, in the opinion of such accountants, a Default or Event of Default has occurred and is continuing, specifying the nature thereof and all relevant facts with respect thereto;

               (e) as soon as available, but not more than sixty (60) days after the end of each Fiscal Year, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Company on a consolidated basis for each month of such Fiscal Year (the “Projections”) in form reasonably satisfactory to the Agent;

               (f) as soon as available but in any event within fifteen (15) days of the end of each calendar month, and during a Dominion Period more frequently as needed to redetermine Availability, but in any event not more frequently than weekly, as of the period then ended:

                    (i) a detailed aging of the Borrowers’ Accounts (1) aged by invoice date and (2) reconciled to the Borrowing Base Certificate delivered as of such date, prepared in a manner reasonably acceptable to the Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

                    (ii) a schedule detailing the Borrowers’ Inventory, in form satisfactory to the Agent, by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and reconciled to the Borrowing Base Certificate delivered as of such date;

                    (iii) a summary of categories of Accounts excluded from Eligible Accounts Receivable and Eligible Inventory; and

                    (iv) a reconciliation of the Borrowers’ Accounts and Inventory between the amounts shown in the applicable Borrower’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above;

               (g) such other information respecting any Borrower or any of their Subsidiaries as the Agent may from time to time reasonably request;

               (h) within 30 days of August 31, 2005 and February 28, 2006, an updated customer list for the Borrower and its Subsidiaries, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Financial Officer of the Parent;

               (i) within 30 days following September 30, 2005, a certificate of good standing for each Borrower and each Guarantor from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization;

               (j) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission (provided that any such documents shall be deemed delivered on the date the Company posts such documents electronically or provides a link thereto on the Company’s website), or any governmental authority succeeding to any of or all the functions of said commission, or with any national securities exchange, as the case may be;

               (k) promptly upon receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof);

               (l) promptly upon any Borrower or any Guarantor obtaining knowledge thereof or having reason to know, notice of a material portion of Eligible Accounts Receivable, Eligible Equipment, Eligible Inventory or Eligible Real Estate, as the case may be, becoming ineligible under the Borrowing Base;

               (m) as soon as available and in any event within 30 days after the Borrower or any of its ERISA Affiliates knows that any Termination Event has occurred with respect to any Plan, a statement of a Financial Officer of such Borrower describing the full details of such Termination Event and the action, if any, which such Borrower or such ERISA Affiliate is required or proposes to take with respect thereto, together with any notices required or proposed to be given to or filed with or by such Borrower, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto;

               (n) promptly and in any event within 10 days after receipt thereof by any Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by any Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (D) the amount of liability incurred, or which may be incurred, by any Borrower or any ERISA Affiliate in connection with any event described in clause (A), (B) or (C) above;

               (o) promptly and in any event within 10 days after receipt thereof by such Borrower or any of its ERISA Affiliates from the PBGC copies of each notice received by the Borrower or any such ERISA Affiliate of the PBGC’s intention to terminate any Single Employer Plan of any Borrower or such ERISA Affiliate other than the Terminated Plans or to have a trustee appointed to administer any such Plan;

               (p) within 10 days after notice is given or required to be given to the PBGC under Section 302(f)(4)(A) of ERISA of the failure of any Borrower or any of their ERISA Affiliates to make timely payments to a Plan other than such payments as are required to be made within 31 days after the effective date of the Settlement and Release Agreement, a copy of any such notice filed and a statement of a Financial Officer of such Borrower setting forth (A) sufficient information necessary to determine the amount of any lien under Section 302(f)(3), (B) the reason for the failure to make the required payments and (C) the action, if any, which such Borrower or any of its ERISA Affiliates proposed to take with respect thereto;

               (q) promptly upon obtaining knowledge thereof, notice by the holder of any Equity Interests of any Borrower or any Guarantor or the holder of any Indebtedness arising after the applicable Filing Date of any Borrower or any Guarantor in excess of $10,000,000 that any default exists with respect thereto or that any Borrower or any Guarantor is not in compliance therewith;

               (r) promptly upon receipt thereof, any notice of any governmental investigation or any litigation commenced or threatened against any Borrower or any Guarantor that (i) seeks damages in excess of $5,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Borrower or any Guarantor, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws, or (vi) involves any product recall;

               (s) promptly upon any Borrower or any Guarantor obtaining knowledge thereof, notice of any Lien (other than Permitted Liens and other Liens permitted under the Loan Documents) or any material claim made or asserted against any of the Collateral;

               (t) promptly upon the commencement thereof, notice of any proceedings with respect to any Tax, fee, assessment, or other governmental charge in excess of $1,000,000;

               (u) prior to the opening thereof, notice of any new deposit account by any Borrower or any Guarantor with any bank or other financial institution;

               (v) promptly upon obtaining knowledge thereof, notice of any loss, damage, or destruction to the Collateral having a book value of $5,000,000 or more, whether or not covered by insurance;

               (w) immediately after any Borrower or any Guarantor obtaining knowledge thereof, notice of any pending strike, work stoppage, unfair labor practice claim, or other labor dispute affecting any Borrower, any Guarantor or any of their respective Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect; and

               (x) promptly upon obtaining knowledge thereof, notice of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under clauses (o) through (x) of this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 5.02. Corporate Existence. Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except (i)(A) if in the reasonable business judgment of the Company, it is in the best economic interest of the Borrowers and the Guarantors taken as a whole not to preserve and maintain such rights, privileges, qualifications, permits, licenses and franchises, and (B) such failure to preserve the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the operations, business, properties, assets, prospects or condition (financial or otherwise) of the Borrowers and the Guarantors, taken as a whole, and (ii) as otherwise permitted in connection with sales of assets permitted by Section 6.10.

          SECTION 5.03. Insurance. Maintain with financially sound and reputable carriers acceptable to the Agent in its Permitted Discretion (including, consistent with past practice, insurance companies affiliated with the Company), insurance with respect to their Properties and business (including business interruption insurance, fire insurance and public liability insurance) in such amounts, of such character and against such risks acceptable to the Agent in its Permitted Discretion and as are usually maintained by companies engaged in the same or similar business or having comparable properties, and in any case having a coverage which is not materially less than the insurance of such type maintained by the Borrower and the Guarantors on the date of this Agreement, provided that no Borrower and no Guarantor will use or permit any property to be used in any manner which might render inapplicable any insurance coverage; and (b) immediately forward any insurance or condemnation proceeds in excess of (i) $500,000 per occurrence and (ii) $2,000,000 in the aggregate to the Agent in accordance with Section 2.12(b)(iv); provided, however, that in the event such proceeds are received during a Dominion Period, all such proceeds shall be applied in accordance with Section 2.12(b)(iv). All property insurance covering Collateral maintained by the Borrowers and the Guarantors shall name the Agent as sole loss payee. All liability insurance maintained by the Borrowers and the Guarantors with respect to occurrences arising out of or relating to the Collateral shall name the Agent as additional insured. All such property and liability insurance shall further provide for at least 30 days’ (10 days’ with respect to cancellation for non-payment of premium or at the request of the insured) prior written notice to the Agent of the cancellation or substantial modification thereof.

          SECTION 5.04. Obligations and Taxes. With respect to each Borrower and each Guarantor, pay all its material obligations arising after the applicable Filing Date promptly and in accordance with their terms and pay and discharge promptly all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property arising after the applicable Filing Date, before the same shall become delinquent, as well as all material lawful claims for labor, materials and supplies or otherwise arising after the applicable Filing Date which, if unpaid, would become a Lien or charge upon such properties or any part thereof; provided, however, that no Borrower and no Guarantor shall be required to pay and discharge or to cause to be paid and discharged any such obligation, Tax, assessment, charge, levy or claim to the extent that it is being contested in good faith by appropriate proceedings or to the extent and so long as the payment of such Taxes is stayed pursuant to Section 362 of the Bankruptcy Code and to the extent any Tax Liens are subordinate to the Lien in favor of the Agent, in each case, to the extent that adequate reserves for it have been set aside on the books of the Borrowers and the Guarantors.

          SECTION 5.05. Notice of Event of Default, etc. Promptly but no later than five (5) Business Days after any of the Borrowers has knowledge of a Default or an Event of Default, the Borrowers’ Agent shall give to the Agent notice in writing of such Default or Event of Default.

          SECTION 5.06. Access to Books and Records. Maintain or cause to be maintained at all times true and complete books and records in accordance with GAAP of the financial operations of the Borrowers and the Guarantors; and provide the Agent and its representatives and advisors access to all such books and records as well as any appraisals of the Collateral during regular business hours, in order that the Agent may upon reasonable prior notice examine and make abstracts from such books, accounts, records, appraisals and other papers for the purpose of verifying the accuracy of the various reports delivered by the Borrowers or the Guarantors to the Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement; and at any reasonable time and from time to time during regular business hours, upon reasonable notice and with reasonable frequency, permit the Agent and any agents or representatives (including, without limitation, appraisers) thereof to visit the properties of the Borrowers and the Guarantors and to conduct examinations of and to monitor the Collateral held by the Agent, in each case at the expense of the Borrowers.

          SECTION 5.07. Borrowing Base Certificate. Furnish to the Agent as soon as available and in any event on or before the 15th day of each month, a Borrowing Base Certificate as of the last day of the immediately preceding month, or on a more frequent basis during a Dominion Period as needed to redetermine Availability, but in any event not more frequently than weekly.

          SECTION 5.08. Collateral Monitoring and Review. At any time upon the request of the Agent or the Required Lenders through the Agent, permit the Agent or professionals (including, without limitation, internal and third-party consultants, accountants and appraisers) retained by the Agent or its professionals to conduct: (i) evaluations of the Borrowers’ practices in the computation of the Borrowing Base and appraisals of the real Property and Equipment included in the Borrowing Base, provided that, if no Event of Default has occurred and is continuing and if no Liquidity Trigger Event has occurred and is continuing, one appraisal per calendar year shall be at the sole expense of the Borrowers (including all reasonable fees and expenses in connection therewith) and (ii) appraisals of the Inventory included in the Borrowing Base, provided that if no Event of Default has occurred and is continuing and if no Liquidity Trigger Event has occurred and is continuing, one such appraisal per calendar year shall be at the sole expense of the Borrowers (including all reasonable fees and expenses in connection therewith) (the reasonable fees and expenses in connection with such evaluations and appraisals, the “Collateral Monitoring Fees”). In connection with any collateral monitoring or review and appraisal relating to the computation of the Borrowing Base, the Borrowers shall make such adjustments to the Borrowing Base as the Agent shall reasonably require in its Permitted Discretion based upon the terms of this Agreement and results of such collateral monitoring, review or appraisal.

          SECTION 5.09. Business Plan. Make its Financial Officers available to discuss the Borrowers’ Projections (copies of which have heretofore been delivered to the Agent and the Lenders pursuant to Section 5.01(e)) with the Agent and/or the Lenders upon the Agent’s reasonable request.

          SECTION 5.10. Maintenance of Properties and Intellectual Property Rights. (a) Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) obtain and maintain in effect at all times all material intellectual property rights, licenses and permits, which are necessary for it to own its property or conduct its business as currently conducted and not dispose of, grant, or permit to lapse any rights to any material intellectual property except as otherwise expressly permitted hereunder.

          SECTION 5.11. Compliance with Laws. Comply in all material respects with all laws (except those relating to Environmental Laws, which compliance is subject to Section 5.14), rules, regulations and orders of any Governmental Authority applicable to it or its property.

          SECTION 5.12. Use of Proceeds and Letters of Credit. Use the proceeds of the Loans only for (i) refinancing of the Existing Credit Agreement, (ii) working capital, letters of credit and capital expenditures; (iii) other general corporate purposes of the Borrowers; (iv) payment of any related transaction costs, fees and expenses; (v) and the costs of administration of the Cases; and not to use such proceeds for any purpose that would violate of any of the Regulations of the Board, including Regulations T, U and X.

          SECTION 5.13. Additional Collateral; Further Assurances. (a) Unless the Required Lenders otherwise consent and subject to the requirements of applicable law, cause each of its wholly owned Subsidiaries (excluding any foreign Subsidiary and all Excluded Subsidiaries) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to (i) become a Borrower or Guarantor by executing the Joinder Agreement set forth as Exhibit F hereto (the “Joinder Agreement”) and (ii) grant Liens to the Agent, for the benefit of the Agent and the Lenders, in any Property of such new Borrower or Guarantor which constitutes Collateral, including any parcel of real Property located in the United States owned by any Borrower or any Guarantor.

               (a) Cause (i) 100% of the issued and outstanding Equity Interests of each of their domestic Subsidiaries (other than any Excluded Subsidiaries) and (ii) 65% of the issued and outstanding Equity Interests in each foreign Subsidiary directly owned by any Borrower, any Guarantor or any or their respective domestic Subsidiaries (other than any Excluded Subsidiaries) to be subject at all times to a first priority Lien in favor of the Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Agent shall reasonably request; provided, that, with respect to any Subsidiary that is organized outside of the United States, Canada, or Bermuda, and is not a Significant Subsidiary, neither the Borrowers nor the Guarantors shall be required to take any action under the laws of the jurisdiction of organization to perfect or register the pledge of such shares and that the Borrowers and the Guarantors shall have until the date that is the 30th day after the Closing Date to perfect the pledge of shares of (i) the Canadian Subsidiaries under the laws of Canada or the applicable province thereof and (ii) Trochus under the laws of Bermuda.

               (b) Execute and deliver, or cause to be executed and delivered, to the Agent such documents and agreements, and take or cause to be taken such actions as the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, including but not limited to all items of the type required by Section 4.01 (as applicable).

          SECTION 5.14. Environmental Covenant. The Borrowers and Guarantors will, and will cause each of their Subsidiaries to:

               (a) use and operate all of their respective facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses, and other authorizations required by applicable Environmental Laws relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws.

               (b) (i) as soon as possible and in any event not later than 15 Business Days after the Borrowers shall have become aware of the receipt thereof, notify the Agent and provide copies of all written claims, complaints, notices, or inquiries by a Governmental Authority, or any Person which has commenced a legal proceeding against any of the Borrowers, Guarantors, or any of their Subsidiaries, relating to compliance by any of the Borrowers, Guarantors, or any of their Subsidiaries with, or potential liability of any of the Borrowers, Guarantors, or any of their Subsidiaries under, Environmental Laws; and

                    (ii) with reasonable diligence cure all environmental defects and conditions which are the subject of any actions and proceedings against any of the Borrowers, Guarantors, or any of their Subsidiaries relating to compliance with Environmental Laws, except to the extent such actions and proceedings (or the obligation of any of the Borrowers, Guarantors, or any of their Subsidiaries to cure such defects and conditions) are stayed or are being contested by any of the Borrowers, Guarantors, or any of their Subsidiaries in good faith by appropriate proceedings; and

               (c) provide such information, access, and certifications which the Agent may reasonably request form time to time to evidence compliance with this Section 5.14.

          SECTION 5.15. Post Closing Deliveries. (a) As soon as practicable but not later than 90 days following the Closing Date, deliver to the Agent a Mortgage, substantially in the form of Exhibit H, duly executed by the applicable Borrower or Guarantor, in or to any real Property which the Agent determines in its sole discretion is to be subject to a Mortgage.

               (b) As soon as practicable but not later than 90 days following the Closing Date, comply with Section 10.

               (c) As soon as practicable but not later than 30 days following the Closing Date, record all appropriate documents in the U.S. Patent and Trademark Office, the U.S. Library of Congress, the United States Copyright Office, and any domain name registry, as applicable.

SECTION 6. NEGATIVE COVENANTS

          From the date hereof and for so long as any Commitment shall be in effect or any Letter of Credit shall remain outstanding or any amount shall remain outstanding or unpaid under this Agreement, unless the Required Lenders shall otherwise consent in writing, no Borrower and no Guarantors will, and no Borrower and no Guarantor will it permit any of their respective Significant Subsidiaries (other than any Excluded Subsidiaries) to (and will not apply to the Bankruptcy Court for authority to (other than in a Reorganization Plan that provides for, upon consummation, the payment in full in cash of the Obligations hereunder)):

          SECTION 6.01. Liens. Incur, create, assume or suffer to exist any Lien on any asset of any Borrower or any Guarantor, now owned or hereafter acquired by any Borrower or any Guarantor, other than (i) Liens which were existing on the Applicable Filing Date as reflected on Schedule 3.06(a) hereto; (ii) Permitted Liens; (iii) Liens in favor of the Agent and the Lenders; (iv) Liens securing purchase money Indebtedness or Capital Leases permitted by Section 6.03(ii); (v) Liens consisting of cash collateral securing reimbursement obligations with respect to letters of credit existing on the date of this Agreement and disclosed on Schedule 3.06(b), but no amendments, modifications, extensions or renewals of such letters of credit (unless, in the case of amendments only, such amendment is satisfactory to the Agent in its sole discretion); and (vi) Liens on insurance proceeds received by any Borrower or any Guarantor, which insurance proceeds are held in escrow for the benefit of claimants having claims arising (a) from exposure to silica, asbestos or coal tar pitch volatile and/or (b) from noise induced hearing loss, (including any insurance proceeds for the benefit of such claimants received by any Borrower or Guarantor at a future date), and all income, earnings and proceeds with respect thereto, provided that no Borrower or Guarantor shall at any time contribute any funds other than such insurance proceeds to any such escrow (or to any trust for the benefit of the claimants described in this Section 6.01(vi) created pursuant to Section 524(g) of the Bankruptcy Code) prior to the consummation of the Reorganization Plan of the Borrowers and Guarantors.

          SECTION 6.02. Merger, etc. Consolidate or merge with or into another Person; provided that (i) any Borrower or Guarantor may dissolve, merge or liquidate with or into another Borrower or Guarantor so long as, in the case of a Borrower merging with a Guarantor, such Borrower is the entity surviving such merger, (ii) any Subsidiary of a Borrower or a Guarantor may dissolve, merge or liquidate with or into a Borrower or a Guarantor so long as such Borrower or Guarantor is the entity surviving any merger and (iii) any Subsidiary of a Borrower or Guarantor that is not a Borrower or Guarantor may dissolve, merge or liquidate with or into any other Subsidiary of a Borrower or Guarantor other than an Excluded Subsidiary.

          SECTION 6.03. Indebtedness. Contract, create, incur, assume or suffer to exist any Indebtedness, except for (i) Indebtedness under the Loan Documents; (ii) Indebtedness incurred prior to the applicable Filing Date (including existing Capital Lease Obligations); (iii) Indebtedness of the Company as of the date hereof with respect to its Guarantee of Indebtedness of QAL, but no increases in principal, modifications, extensions, renewals, refinancings or refundings of such Indebtedness; (iv) intercompany Indebtedness of any Borrower or any Guarantor to any Borrower or any Guarantor; provided such intercompany Indebtedness is subordinated to the Obligations in a manner satisfactory to the Agent, (v) Indebtedness arising from Investments permitted by Section 6.08; (vi) Indebtedness in respect of obligations pursuant to any Permitted Commodity Swap Agreement; (vii) Indebtedness incurred by any Borrower or any Guarantor under Swap Agreements provided by any Agent, any Lender or any Affiliate of any Agent or any Lender entered into the ordinary course of financial management, consistent with past practice, and not for speculative purposes; (viii) Indebtedness owed to JPMorgan Chase, any of its Lending Affiliates, in respect of any Banking Services Obligations and Indebtedness incurred to another financial institution in the ordinary course of business in respect of depository and cash management services provided to any Borrower or Guarantor or any of their Subsidiaries by such financial institution, (ix) Indebtedness consisting of reimbursement obligations with respect to letters of credit existing on the date of this Agreement and disclosed on Schedule 3.06(b), but no amendments, modifications, extensions or renewals of such letters of credit (unless, in the case of amendments only, such amendment is satisfactory to the Agent in its sole discretion); and (x) other unsecured Indebtedness not to exceed $10,000,000 in the aggregate at any time outstanding.

          SECTION 6.04. Guarantees and Other Liabilities. Purchase or repurchase (or agree, contingently or otherwise, so to do) the Indebtedness of, or assume, Guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance of any obligation or capability of so doing, or otherwise), endorse or otherwise become liable, directly or indirectly, in connection with the obligations, stock or dividends of any Person, except (i) for any guaranty of Indebtedness or other obligations of any Borrower or Guarantor if such Person could have incurred such Indebtedness or obligations under this Agreement, (ii) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business and (iii) with respect to its Guarantee of Indebtedness pursuant to Section 6.03(iii).

          SECTION 6.05. Chapter 11 Claims. Incur, create, assume, suffer to exist or permit any other Super-priority Claim which is pari passu with or senior to the claims of the Agent and the Lenders against the Borrowers and the Guarantors hereunder, except for the Carve-Out.

          SECTION 6.06. Dividends; Capital Stock. Declare or pay, directly or indirectly, any dividends or make any other distribution or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock or membership interests (or any options, warrants, rights or other equity securities or agreements relating to any capital stock or membership interests), or set apart any sum for the aforesaid purposes, provided that any Guarantor may pay dividends to any other Borrower and to any other Guarantor that is its direct parent.

          SECTION 6.07. Transactions with Affiliates. Sell or transfer any property or assets to, or otherwise engage in any other material transactions with, any of its Affiliates (other than the Borrowers and the Guarantors), other than (i) in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Guarantor than could be obtained on an arm’s-length basis from unrelated third parties, (ii) non-cash transactions consisting of transfers, offsets, and releases of intercompany claims pursuant to, and in accordance with, the Settlement and Release Agreement and (iii) payments to Kaiser Canada made in accordance with the Settlement and Release Agreement, provided that in no event shall the net amount of such loans and advances made by the Borrowers or the Guarantors pursuant to the Settlement and Release Agreement exceed $2,500,000 outstanding at any one time.

          SECTION 6.08. Investments, Loans and Advances. Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment in, any other Person (all of the foregoing, “Investments”), except for (i) ownership by the Borrowers and the Guarantors of the capital stock or membership interests of each of the Subsidiaries listed on Schedule 3.05, provided that no further equity investments may be made in any such Person that is not a Borrower or Guarantor; (ii) Permitted Investments; (iii) advances and loans to Kaiser Canada (other than loans and advances pursuant to the Settlement and Release Agreement) in the ordinary course of business consistent with past practices; (iv) advances to QAL and KAAC for, among other things, the purchase of bauxite and the payment of tolling charges and taxes in return for which the applicable Borrower or Guarantor, as the case may be, receives alumina product, all occurring in the ordinary course of business consistent with past practices; (v) advances and loans to Trochus Insurance Company in the ordinary course of business consistent with past practices, provided that in no event shall the amount of advances or loans be greater than $5,000,000 at any one time outstanding; (vi) Investments received in connection with dispositions of assets, and Investments in escrows established in connection with dispositions of assets which are permitted hereby; (vii) Investments in the form of advance payments in connection with any Permitted Commodity Swap Agreement; (viii) non-cash Investments consisting of transfers, offsets, and releases of intercompany claims pursuant to, and in accordance with, the Settlement and Release Agreement; (ix) contributions to voluntary employee beneficiary associations established for the benefit of certain hourly retirees and for the benefit of certain salaried retirees pursuant to agreements, as amended and/or modified, that the Company and Kaiser Bellwood negotiated with (A) the United Steelworkers of America, the International Association of Machinists and Aerospace Workers, and the Official Committee of Retired Employees in the Cases and approved by a final order of the Bankruptcy Court signed March 22, 2004, (B) the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and/or its Local Union No. 1186 and approved by a final order of the Bankruptcy Court signed May 24, 2004, and (C) the Paper, Allied-Industrial, Chemical

and Energy Workers International Union, AFL-CIO, CLC and the International Chemical Workers Union Council-United Food & Commercial Workers and approved by a final order of the Bankruptcy Court signed May 24, 2004; (x) existing Investments described on Schedule 6.08 hereto, but no extensions, renewals or increases of such Investments; and (xi) Investments consisting of payment of any out-of-pocket third party costs of Subsidiaries that are debtors under the Bankruptcy Code to the extent that (A) such payments constitute payment of any out-of-pocket third party costs incurred solely in connection with the administration of such Subsidiaries’ cases under the Bankruptcy Code, (B) such Subsidiaries have an obligation to reimburse the Borrowers and the Guarantors therefor and (C) such Investments are made pursuant to, and in accordance with, the Settlement and Release Agreement.

          SECTION 6.09. Creation of Subsidiaries. Create or acquire of any Subsidiary of any Borrower or Guarantor after the Closing Date unless such created or acquired Subsidiary becomes a Borrower or Guarantor by executing the Joinder Agreement set forth as Exhibit F and pledges all of its assets to the Agent for the benefit of the Lenders pursuant to the Security and Pledge Agreement.

          SECTION 6.10. Disposition of Assets. Sell or otherwise dispose of any assets (including, without limitation, the Equity Interests of any Subsidiary), except for (i) sales of Permitted Investments; (ii) sales of Inventory in the ordinary course of business; (iii) dispositions of surplus, obsolete or damaged Equipment no longer used in production; (iv) sales of assets set forth on Schedule 6.10 hereto; (v) the sale of (A) Equity Interests in QAL held by the Company, (B) certain tolling agreements and certain supply contracts held by KAII related to the sale of alumina and bauxite produced at QAL and (C) the sale of certain other assets incidental to the business of QAL held by the Borrowers and the Guarantors, all in accordance with the QAL Purchase Agreement; (vi) the disposition of assets by any Borrower or its Subsidiaries with a fair market value of less than $250,000 (in a single transaction or related series of transactions) in the ordinary course of business; (vii) all cash sales of other assets in the ordinary course of business having a fair market value not exceeding $10,000,000 in the aggregate during the period from the Closing Date to the Maturity Date; and (viii) any sale or disposition in a transaction described in clause (ii) or (iii) of Section 6.07.

          SECTION 6.11. Nature of Business. Modify or alter in any material manner the nature and type of its business as conducted on the Closing Date or the manner in which such business is conducted (except as required by the Bankruptcy Code and except such activities as may be incidental or related thereto or reasonably related extensions thereof), it being understood that asset sales permitted by Section 6.11 shall not constitute such a material modification or alteration.

          SECTION 6.12. Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Borrower or Guarantor or any of their Significant Subsidiaries (other than Excluded Subsidiaries) to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of a Borrower or Guarantor to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrowers or any other Subsidiary of the Borrowers or to guarantee Indebtedness of the Borrowers or any other Subsidiary of the Borrowers; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.12 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

          SECTION 6.13. Prepayment of Indebtedness; Subordinated Indebtedness. (a) Directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Capital Lease Obligations permitted by Section 6.03(ii) not to exceed $10,000,000 in the aggregate; (iii) prepayment of Indebtedness in connection with the cancellation, termination or unwinding of Permitted Commodity Swap Agreements in the ordinary course of business; (iv) prepayment of Indebtedness in connection with the cancellation, termination or unwinding of Swap Obligations described in Section 6.03(vii) in the ordinary course of business; (v) redemption obligations in respect of Indebtedness of QAL not to exceed $4,000,000 in the event the QAL Purchase Agreement is not consummated; and (vi) transfers, offsets, and releases of intercompany claims pursuant to, and in accordance with, the Settlement and Release Agreement.

          (b) Make any amendment or modification to the indenture, note or other agreement evidencing or governing any Indebtedness arising after the applicable Filing Date (or arising prior to the Filing Date if the applicable Borrower or Guarantor has assumed or agreed to perform such obligation) of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Agent, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any such Indebtedness.

SECTION 7. EVENTS OF DEFAULT

          SECTION 7.01. Events of Default. In the case of the happening of any of the following events and the continuance thereof beyond the applicable period of grace if any (each, an “Event of Default”):

               (a) any representation or warranty made by any Borrower or Guarantor in this Agreement or in any Loan Document or in connection with this Agreement or the credit extensions hereunder or any statement or representation made in any report, financial statement, certificate or other document furnished by any Borrower or Guarantor of any Borrower or Guarantor to the Lenders under or in connection with this Agreement, shall prove to have been false or misleading in any material respect when made or delivered; or

               (b) default shall be made in the payment of any (i) Fees, interest on the Loans, or any other amounts (other than principal of the Loans) payable by the Borrowers hereunder that continues for three (3) days after the date due or (ii) principal of the Loans (including, without limitation, reimbursement obligations or Cash Collateralization in respect of Letters of Credit), when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or

               (c) default shall be made by any Borrower or any Guarantor in the due observance or performance of any covenant, condition or agreement contained in Section 6 hereof; or

               (d) default shall be made by any Borrower or any Guarantor in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement or any of the other Loan Documents and such default shall continue unremedied for more than twenty (20) days; or

               (e) any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Borrower or Guarantor of any Borrower or Guarantor shall file a motion or other pleading seeking the dismissal of any of the Cases under Section 1112 of the Bankruptcy Code or otherwise; a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases and the order appointing such trustee, responsible officer or examiner shall not be reversed or vacated within thirty (30) days after the entry thereof; the Board of Directors, or similar governing body, of any Borrower, Guarantor, or Significant Subsidiary (other than an Excluded Subsidiary) of any Borrower or Guarantor shall authorize a liquidation of such Borrower’s, Guarantor’s, or Significant Subsidiary’s (other than an Excluded Subsidiary) business; or an application shall be filed by any Borrower, Guarantor, or Affiliate of any Borrower or Guarantor for the approval of any other Super-priority Claim (other than the Carve-Out) in any of the Cases which is pari passu with or senior to the claims of the Agent and the Lenders against any Borrower or any Guarantor hereunder, or there shall arise or be granted any such pari passu or senior Super-priority Claim; or

               (f) the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Borrowers or any of the Guarantors which have a value in excess of $1,000,000 in the aggregate; or

               (g) a Change of Control shall occur; or

               (h) the Borrowers’ Agent shall fail to deliver a certified Borrowing Base Certificate when due and such default shall continue unremedied for more than three (3) Business Days; or

               (i) any material provision of any Loan Document shall, for any reason, cease to be valid and binding on any of the Borrowers or any of the Guarantors, or any Borrower, Guarantor, or Affiliate of any Borrower or Guarantor shall so assert in any pleading filed in any court or any material portion of any Lien (as reasonably determined by the Agent) intended to be created by the Loan Documents shall cease to be or shall not be a valid and perfected Lien having the priorities contemplated hereby or thereby; or

               (j) an order of the Bankruptcy Court shall be entered reversing, staying for a period in excess of 10 days, vacating or (without the written consent of the Agent) otherwise amending, supplementing or modifying the Order or terminating the use of cash collateral by the Borrowers or the Guarantors pursuant to the Order; or

               (k) any judgment or order as to a liability or debt arising after the applicable Filing Date for the payment of money in excess of $1,000,000 not covered by insurance shall be rendered against any Borrower, Guarantor, or Significant Subsidiary (other than an Excluded Subsidiary) of any Borrower or Guarantor and the enforcement thereof shall not have been stayed, vacated or discharged within 30 days; or

               (l) any non-monetary judgment or order with respect to an event arising after the applicable Filing Date shall be rendered against any Borrower, Guarantor, or Significant Subsidiary (other than an Excluded Subsidiary) of any Borrower or Guarantor which does or would reasonably be expected to cause a Material Adverse Affect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

               (m) except as permitted by the Order or as otherwise agreed to by the Agent, the Borrowers or the Guarantors shall make any Pre-Petition Payment other than Pre-Petition Payments authorized by the Bankruptcy Court; or

               (n) any Termination Event shall have occurred and shall continue unremedied (if applicable) for more than 10 days and the sum (determined as of the date of occurrence of such Termination Event) of the insufficiency of the Plan in respect of which such Termination Event shall have occurred and be continuing and the insufficiency of any and all other Plans with respect to which such a Termination Event shall have occurred and then exist is equal to or greater than $5,000,000; or

               (o) (i) any Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor or trustee of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) such Borrower or such ERISA Affiliate does not have reasonable grounds, in the opinion of the Agent, to contest such Withdrawal Liability and is not in fact contesting such Withdrawal Liability in a timely and appropriate manner, and (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $5,000,000 allocable to obligations arising after the applicable Filing Date or requires payments exceeding $500,000 per annum in excess of the annual payments made with respect to such Multiemployer Plans by such Borrower or such ERISA Affiliate for the plan year immediately preceding the plan year in which such notification is received; or

               (p) any Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrowers and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years that include the date hereof by an amount exceeding $5,000,000; or

               (q) a breach by any Borrower or any ERISA Affiliate of the Settlement Agreement shall have occurred; or

               (r) any Borrower or any Guarantor is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any property of such party having a fair market value in excess of $5,000,000; or

               (s) it shall be determined (whether by the Bankruptcy Court or by any other judicial or administrative forum) that any Borrower, Guarantor, or Subsidiary of any Borrower or Guarantor is liable for the payment of claims arising out of any failure to comply (or to have complied) with applicable Environmental Laws the payment of which will have a Material Adverse Effect; or

               (t) any Borrower, Guarantor, or Subsidiary of any Borrower or Guarantor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable; or

               (u) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (v) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

               (v) any Borrower, Guarantor, or Significant Subsidiary of any Borrower or Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts arising after the applicable Filing Date as they become due;

then, and in every such event and at any time thereafter during the continuance of such event, and without further order of or application to the Bankruptcy Court, the Agent may, and at the request of the Required Lenders, shall, by notice to the Borrowers (with a copy to counsel for the Official Creditors’ Committee appointed in the Cases, and to the United States Trustee for the District of Delaware), take one or more of the following actions, at the same or different times (provided, that with respect to clause (iv) below and the enforcement of Liens or other remedies with respect to the Collateral under clause (v) below, the Agent shall provide the Borrowers’ Agent (with a copy to counsel for the Official Creditors’ Committee in the Cases, and to the

United States Trustee for the District of Delaware) with five (5) Business Days’ written notice prior to taking the action contemplated thereby and provided, further, that upon receipt of notice referred to in the immediately preceding clause with respect to the accounts referred to in clause (iv) below, the Borrowers may continue to make ordinary course disbursements from such accounts (other than the Letter of Credit Account) but may not withdraw or disburse any other amounts from such accounts; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing): (i) terminate forthwith the Total Commitment; (ii) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iii) require the Borrowers and the Guarantors upon demand to forthwith deposit in the Letter of Credit Account cash in an amount which, together with any amounts then held in the Letter of Credit Account, is equal to the sum of 105% of the then Letter of Credit Exposure (and to the extent the Borrowers and the Guarantors shall fail to furnish such funds as demanded by the Agent, the Agent shall be authorized to debit the accounts of the Borrowers and the Guarantors maintained with the Agent in such amount five (5) Business Days after the giving of the notice referred to above (the “Default Notice Period”)); (iv) set-off amounts in the Letter of Credit Account or any other accounts maintained with the Agent and apply such amounts to the obligations of the Borrowers and the Guarantors hereunder and in the other Loan Documents; and (v) exercise any and all remedies under the Loan Documents and under applicable law available to the Agent and the Lenders.

SECTION 8. THE AGENT

          SECTION 8.01. Administration by Agent. The general administration of the Loan Documents shall be by the Agent. Each Lender hereby irrevocably authorizes the Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto (including the release of Collateral in connection with any transaction that is expressly permitted by the Loan Documents). The Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents.

          SECTION 8.02. Advances and Payments.

               (a) On the date of each Loan, the Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with its Commitment hereunder. Should the Agent do so, each of the Lenders agrees forthwith to reimburse the Agent in immediately available funds for the amount so advanced on its behalf by the Agent, together with interest at the Federal Funds Effective Rate if not so reimbursed on the date due from and including such date but not including the date of reimbursement.

               (b) Any amounts received by the Agent in connection with this Agreement (other than amounts to which the Agent is entitled pursuant to Sections 2.19, 8.06, 11.05 and 11.06), the application of which is not otherwise provided for in this Agreement shall be applied, first, in accordance with each Lender’s Commitment Percentage to pay accrued but unpaid expenses Commitment Fees or Letter of Credit Fees, and second, in accordance with each Lender’s Commitment Percentage to pay accrued but unpaid interest and the principal balance outstanding and all unreimbursed Letter of Credit drawings and Cash Collateralization of Letters of Credit. All amounts to be paid to a Lender by the Agent shall be credited to that Lender, after collection by the Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Agent, as such Lender and the Agent shall from time to time agree.

          SECTION 8.03. Collateral; Collateral Reporting. (a) The Agent shall have no obligation to any of the Lenders to ensure that the Collateral exists, is owned by the Borrowers and Guarantors, is cared for, protected or insured, is unencumbered by others, or that the Liens granted to the Agent therein have been properly, sufficiently or lawfully created, perfected, protected or enforced, or that such Liens are entitled to any particular priority, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

               (b) Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

               (c) Each Lender hereby agrees that (i) it is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each Report prepared by or on behalf of the Agent; (ii) the Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report, or (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Borrowers and Guarantors and will rely significantly upon the Borrowers’ and Guarantors’ books and records, as well as on representations of the Borrowers’ and Guarantors’ personnel and that the Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Borrower or any Guarantor and not to distribute any Report to any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

          SECTION 8.04. Agreement of Required Lenders. Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Required Lenders, action shall be taken by the Agent for and on behalf or for the benefit of all Lenders upon the direction of the Required Lenders, and any such action shall be binding on all Lenders. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 11.10.

          SECTION 8.05. Liability of Agent.

               (a) The Agent when acting on behalf of the Lenders, may execute any of its respective duties under this Agreement by or through any of its respective officers, agents, and employees, and neither the Agent nor its directors, officers, agents, employees or Affiliates shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. The Agent and its respective directors, officers, agents, employees and Affiliates shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by them pursuant to instructions received by them from the Required Lenders or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, neither the Agent, nor any of its respective directors, officers, employees, agents or Affiliates shall be responsible to any Lender for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, this Agreement, any Loan Document or any related agreement, document or order, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrowers of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents.

               (b) Neither the Agent nor any of its respective directors, officers, employees, agents or Affiliates shall have any responsibility to the Borrowers or the Guarantors on account of the failure or delay in performance or breach by any Lender (other than the Agent in its capacity as a Lender) or by the Borrowers or the Guarantors of any of their respective obligations under this Agreement or any of the Loan Documents or in connection herewith or therewith.

               (c) The Agent, in its capacity as Agent hereunder, shall be entitled to rely on any communication, instrument, or document reasonably believed by such person to be genuine or correct and to have been signed or sent by a person or persons believed by such person to be the proper person or persons, and such person shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by such person.

          SECTION 8.06. Reimbursement and Indemnification. Each Lender agrees (i) to reimburse (x) the Agent for such Lender’s Commitment Percentage of any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Borrowers or the Guarantors and (y) the Agent for such Lender’s Commitment Percentage of any expenses of the Agent incurred for the benefit of the Lenders that the Borrowers have agreed to reimburse pursuant to Section 11.05 and has failed to so reimburse and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees, agents or Affiliates, on demand, in the amount of its proportionate share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Borrowers or the Guarantors (except such as shall result from their respective gross negligence or willful misconduct).

          SECTION 8.07. Rights of Agent. It is understood and agreed that JPMorgan Chase Bank shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with any Borrower or any Guarantor, as though it were not the Agent of the Lenders under this Agreement.

          SECTION 8.08. Independent Lenders. Each Lender acknowledges that it has decided to enter into this Agreement and to make the Loans hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Borrowers and the Guarantors and agrees that the Agent shall bear no responsibility therefor.

          SECTION 8.09. Notice of Transfer. The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by such Lender shall have been received by the Agent.

          SECTION 8.10. Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers’ Agent. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, which shall be reasonably satisfactory to the Borrowers. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial Lender organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of a least $100,000,000, which shall be reasonably satisfactory to the Borrowers. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this

Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

          SECTION 8.11. Syndication Agent, Bookrunner, Etc. The documentation agent, lead arranger, sole bookrunner, syndication agent and co-arranger shall have no rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than those applicable to all Lenders as such.

SECTION 9. GUARANTY

          SECTION 9.01. Guaranty.

               (a) Each of the Guarantors unconditionally and irrevocably guarantees the due and punctual payment by the Borrowers of the Obligations. Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guaranty notwithstanding any extension or renewal of any of the Obligations. The Obligations of the Guarantors shall be joint and several.

               (b) Each of the Guarantors waives presentation to, demand for payment from and protest to any Borrower or any other Guarantor, and also waives notice of protest for nonpayment. The Obligations of the Guarantors hereunder shall not be affected by (i) the failure of the Agent or a Lender to assert any claim or demand or to enforce any right or remedy against any Borrower or any other Guarantor under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Agent for the Obligations or any of them; (v) the failure of the Agent or a Lender to exercise any right or remedy against any other Guarantor; or (vi) the release or substitution of any Guarantor or any other Guarantor.

               (c) Each of the Guarantors further agrees that this guaranty constitutes a guaranty of payment when due and not just of collection, and waives any right to require that any resort be had by the Agent or a Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Agent or a Lender in favor of the Borrower or any other Guarantor, or to any other Person.

               (d) Each of the Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of any Borrower and of any other Guarantor and any circumstances affecting the ability of the Borrower to perform under this Agreement.

               (e) Each Guarantor’s guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty. Neither of the Agent, nor any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Guarantor in respect of the management and maintenance of the Obligations.

               (f) Subject to the provisions of Section 7.01, upon the Obligations becoming due and payable (by acceleration or otherwise), the Lenders shall be entitled to immediate payment of such Obligations by the Guarantors upon written demand by the Agent, without further application to or order of the Bankruptcy Court.

          SECTION 9.02. No Impairment of Guaranty. The obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations. Without limiting the generality of the foregoing, the obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or a Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law, unless and until the Obligations are paid in full.

          SECTION 9.03. Subrogation. Upon payment by any Guarantor of any sums to the Agent or a Lender hereunder, all rights of such Guarantor against the Borrowers arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior final and indefeasible payment in full of all the Obligations. If any amount shall be paid to such Guarantor for the account of any Borrower, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent and the Lenders to be credited and applied to the Obligations, whether matured or unmatured.

SECTION 10. CASH MANAGEMENT

          SECTION 10.01. Cash Management. (a) The Borrowers and Guarantors and their Significant Subsidiaries (other than any Excluded Subsidiaries) shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agent at JPMorgan Chase, any Affiliate thereof or any bank providing cash management services to the Borrowers, Guarantors on the Closing Date (each, a “Cash Management Bank”). In accordance with Section 5.15(b), within 90 days after the Closing Date (or such later time as may be reasonably agreed to by the Agent), all Cash Management Accounts not maintained at JPMorgan Chase or any Affiliate thereof shall be closed and all Cash Management Accounts shall thereafter be maintained solely at JPMorgan Chase or any Affiliate thereof (JPMorgan Chase agrees that such cash management services will be provided at reasonably competitive market rates). The Borrowers and Guarantors shall take such reasonable steps to enforce, collect, receive and cause all amounts owing on the Accounts of the Borrowers and Guarantors to be remitted directly to a Cash Management Account (other than any payroll, operating, checking or disbursement or petty cash account) or the Agent’s Account, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all proceeds in respect of any Collateral and all collections and other amounts received by any Borrower or Guarantor (including payments made by the Account Debtors directly to any Borrower or Guarantor) into a Cash Management Account.

               (a) Prior to the Closing Date, the Borrowers and Guarantors shall, with respect to each Cash Management Account, deliver to the Agent a Cash Management Agreement with respect to such Cash Management Account. Prior to the establishment of any Cash Management Account on or after the Closing Date, the Borrowers and Guarantors shall, with respect to such Cash Management Account, deliver to the Agent a Cash Management Agreement with respect to such Cash Management Account. No Cash Management Agreement shall be required if such Cash Management Account is maintained at JPMorgan Chase. Each Cash Management Agreement shall provide, among other things, that the Cash Management Bank shall, from and after the Closing Date, at the election of the Agent in its sole discretion, forward all cash deposited into the Cash Management Accounts covered thereby by electronic funds transfer (including, but not limited to, ACH transfers) on each Business Day to a designated Account of the Agent; provided, however that except during a Dominion Period all such cash deposited to such Account shall be deposited into the Borrowers’ designated operating account.

          SECTION 10.02. Cash Dominion. From and after a Dominion Trigger Event and prior to a Dominion Release Event (unless and until a subsequent Dominion Trigger Event occurs) (each such period, the “Dominion Period”), the Borrowers and the Guarantors hereby irrevocably waive the right to direct the application of all funds in their respective Cash Management Accounts and agree that the Agent shall apply all payments in respect of any Obligations and all available funds in the Cash Management Accounts on a daily basis in a manner provided in Section 2.11(b).

SECTION 11. MISCELLANEOUS

          SECTION 11.01. Notices. Notices and other communications provided for herein shall be in writing (including facsimile communication) and shall be mailed, transmitted by facsimile or delivered to (a) the Borrowers’ Agent, on behalf of any Borrower or any Guarantor, at Kaiser Aluminum & Chemical Corporation, 27422 Portola Parkway, Suite 350, Foothill Ranch, California, 92610, Attention: Kerry A. Shiba, Vice President and Chief Financial Officer, and John M. Donnan, General Counsel, or at facsimile number (949) 614-1930 and (b) to a Lender or the Agent to it at its address set forth on Annex B, or such other address as such party may from time to time designate by giving written notice to the other parties hereunder. In addition, copies of any notice of the occurrence of a Default shall be delivered to each of the parties (the “Notice Parties”) listed on Schedule 11.01 at the address specified on such schedule. Failure to deliver any notice to the Notice Parties shall not give rise to any liability hereunder nor shall it in any way affect the rights and obligations of any party hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the fifth Business Day after the date when sent by registered or certified mail, postage prepaid, return receipt requested, if by mail; or when receipt is acknowledged, if by any facsimile equipment of the sender; in each case addressed to such party as provided in this Section 11.01 or in accordance with the latest unrevoked written direction from such party; provided, however, that in the case of notices to the

Agent notices pursuant to the preceding sentence with respect to change of address and pursuant to Section 2 shall be effective only when received by the Agent.

          SECTION 11.02. Survival of Agreement, Representations and Warranties, etc. All warranties, representations and covenants made by any Borrower or any Guarantor herein or in any certificate or other instrument delivered by it or on its behalf in connection with this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making of the Loans herein contemplated regardless of any investigation made by any Lender or on its behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid and so long as the Commitments have not been terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by the Borrowers and the Guarantors hereunder with respect to the Borrowers.

          SECTION 11.03. Successors and Assigns.

               (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent and the Lenders and their respective successors and assigns. Neither any of the Borrowers nor any of the Guarantors may assign or transfer any of their rights or obligations hereunder without the prior written consent of the Required Lenders. Each Lender may, with the consent of the Agent, sell participations to any Person in all or part of any Loan, or all or part of its Commitment, in which event, without limiting the foregoing, the provisions of Section 2.16 shall inure to the benefit of each purchaser of a participation (provided that such participant shall look solely to the seller of such participation for such benefits and the Borrowers’ and the Guarantors’ liability, if any, under Sections 2.16 and 2.18 shall not be increased as a result of the sale of any such participation) and the pro rata treatment of payments, as described in Section 2.17, shall be determined as if such Lender had not sold such participation. In the event any Lender shall sell any participation, such Lender shall retain the sole right and responsibility to enforce the obligations of each of the Borrowers and each of the Guarantors relating to the Loans, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement (provided that such Lender may grant its participant the right to consent to such Lender’s execution of amendments, modifications or waivers which (i) reduce any Fees payable hereunder to the Lenders, (ii) reduce the amount of any scheduled principal payment on any Loan or reduce the principal amount of any Loan or the rate of interest payable hereunder or (iii) extend the maturity of the Borrowers’ obligations hereunder). The sale of any such participation shall not alter the rights and obligations of the Lender selling such participation hereunder with respect to the Borrowers and the Guarantors.

               (b) Each Lender may assign to one or more Lenders or Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the same portion of the related Loans at the time owing to it), provided, however, that (i) other than in the case of an assignment to a Lender Affiliate of such assignor Lender or to another Lender, the Agent and the Issuing Bank must give their respective prior written consent to such assignment, which consent will not be unreasonably withheld, (ii) the aggregate amount of the Commitment and/or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and

Assumption with respect to such assignment is delivered to the Agent) shall, unless otherwise agreed to in writing by the Agent, in no event be less than $5,000,000 or the remaining portion of such Lender’s Commitment and/or Loans, if less (or $1,000,000 in the case of an assignment between Lenders) and (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Assumption with blanks appropriately completed, together with a processing and recordation fee of $3,500 (for which the Borrower and the Guarantors shall have no liability). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall be within ten (10) Business Days after the execution thereof (unless otherwise agreed to in writing by the Agent), (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

               (c) By executing and delivering an Assignment and Assumption, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents; (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or the performance or observance by any Borrower or any Guarantor of any of its obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the financial statements referred to in Section 3.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Agent, such Lender assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms thereto, together with such powers as are reasonably incidental hereof; and (vi) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of this Agreement and any other Loan Documents are required to be performed by it as a Lender.

               (d) The Agent shall maintain at its office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of and interest owing on, the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Guarantors, the Agent and the Lenders shall treat each Person the name of which is recorded in the Register as the absolute Owner of any obligations held by such person, as included in the Register for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers’ Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

               (e) Upon its receipt of an Assignment and Assumption executed by an assigning Lender and the assignee thereunder together with the fee payable in respect thereto, the Agent shall, if such Assignment and Assumption has been completed with blanks appropriately filled and consented to by the Agent and the Issuing Bank (to the extent such consent is required hereunder), (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to the Borrowers’ Agent (together with a copy thereof). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

               (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.03, disclose to the assignee or participant or proposed assignee or participant, any information relating to any of the Borrowers or any of the Guarantors furnished to such Lender by or on behalf of any of the Borrowers or any of the Guarantors; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree in writing to be bound by the provisions of Section 11.04.

               (g) The Borrowers hereby agree, to the extent set forth in the Commitment Letter, to actively assist and cooperate with the Agent and JPMSI in their efforts to sell participations herein (as described in Section 11.03(a)) in a commercially reasonable manner and assign to one or more Lenders or Eligible Assignees a portion of its interests, rights and obligations under this Agreement (as set forth in Section 11.03(b)).

          SECTION 11.04. Confidentiality. Each Lender agrees to keep any information delivered or made available by any of the Borrowers or any of the Guarantors to it confidential from anyone other than persons employed or retained by such Lender who are engaged in evaluating, approving, structuring or administering the Loans; provided that nothing herein shall prevent any Lender from disclosing such information (i) to any of its Affiliates or to any other Lender, provided such Affiliate agrees to keep such information confidential to the same extent required by the Lenders hereunder, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority, (iv) which has been publicly disclosed other than as a result of a disclosure by the Agent or any Lender which is not permitted by this Agreement, (v) in connection with any litigation to which the Agent, any Lender, or their respective Affiliates may be a party to the extent reasonably required, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Lender’s legal counsel, independent auditors and other professional advisors, provided such advisors agree to keep such information confidential to the same extent required by the Lenders hereunder, and (viii) to any actual or proposed participant or assignee of all or part of its rights hereunder subject to the proviso in Section 11.03(f), provided such participant or assignee agrees to keep such information confidential to the same extent required by the Lenders hereunder. Each Lender shall use reasonable efforts to notify the Borrowers and the Guarantors of any required disclosure under clauses (ii) and (v) of this Section.

          SECTION 11.05. Expenses. Whether or not the transactions hereby contemplated shall be consummated, the Borrowers shall pay (a) all reasonable out-of-pocket expenses (including, without limitation, expenses incurred in connection with due diligence) of the Lenders, the Agent, JPMSI and CIT associated with (i) the syndication and funding of the facility as evidenced by this Agreement, (ii) the creation, perfection or protection of the Liens under the Loan Documents (including all reasonable out-of-pocket search, filing and recording fees), and (iii) the preparation, negotiation, execution, delivery and on-going administration of the Loan Documents and any amendment, consent, waiver, assignment, restatement or supplement with respect thereto (including, without limitation, all field examination and audit fees (which audit fees will be $850 per day per auditor plus out-of-pocket fees and expenses) and reasonable out-of-pocket expenses, appraisal costs, costs of environmental reports, travel costs, reasonable out-of-pocket fees and expenses of the Agent’s counsel incurred in connection with the preparation, negotiation, execution and on-going administration of the Loan Documents, accounting and appraisal fees, and other customary fees and expenses) and (b) all out-of-pocket expenses of the Lenders and the Agent (including the fees, disbursements and other charges of counsel) in connection with (i) the enforcement of the Loan Documents and documentary taxes, (ii) any refinancing or restructuring of the facility as evidenced by this Agreement in the nature of a “work out” and (iii) any legal proceeding relating to or arising out of the facility as evidenced by this Agreement or the other transactions contemplated by the Loan Documents, except to the extent such legal proceeding arises from the gross negligence or willful misconduct of the party incurring such expense.

          SECTION 11.06. Indemnity. Each of the Borrowers and each of the Guarantors agrees to indemnify and hold harmless the Agent, JPMSI, CIT and the Lenders and their directors, officers, employees, agents and Affiliates (each an “Indemnified Party”) from and against any and all expenses, losses, claims, damages and liabilities incurred by such Indemnified Party arising out of claims made by any Person in any way relating to the transactions contemplated hereby, but excluding therefrom all expenses, losses, claims, damages, and liabilities to the extent that they are determined by the final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The obligations of the Borrowers and the Guarantors under this Section shall survive the termination of this Agreement and/or the payment of the Loans.

          SECTION 11.07. CHOICE OF LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

          SECTION 11.08. No Waiver. No failure on the part of the Agent or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

          SECTION 11.09. Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

          SECTION 11.10. Amendments, etc.

               (a) No modification, amendment or waiver of any provision of this Agreement or the Security and Pledge Agreement or any other Loan Document, and no consent to any departure by any Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification or amendment shall, without the written consent of (1) 100% of Lenders, (x) increase the advance rates set forth in the definition of the term “Borrowing Base”, (y) release all or substantially all of the Collateral, or modify any of the voting percentages, (z) amend the definition of “Equipment Percentage” or “Real Property Percentage” and (2) the Lender directly affected thereby, (x) increase the Commitment of a Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in the Commitment of a Lender) or extend the expiry date of such Lender’s Commitment, or (y) reduce or forgive the principal amount of any Loan or Letter of Credit reimbursement obligation or the rate of interest payable thereon, or extend any date for the payment of interest hereunder or reduce any Fees payable hereunder or extend the final maturity of the Borrowers’ obligations hereunder. No such amendment or modification may adversely affect the rights and obligations of the Agent or any Issuing Bank hereunder or JPMorgan Chase in the capacity referred to in Section 6.03(viii) without its prior written consent. No notice to or demand on any Borrower or any Guarantor shall entitle any Borrower or any Guarantor to any other or further notice or demand in the same, similar or other circumstances. Each assignee under Section 11.03(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Loans held by such Lender. No amendment to this Agreement shall be effective against any Borrower or any Guarantor unless signed by such Borrower or such Guarantor, as the case may be.

               (b) Notwithstanding anything to the contrary contained in Section 11.10(a), in the event that the Borrowers or the Guarantors request that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Super-majority Lenders (as hereinafter defined), then with the consent of the Borrowers or the Guarantors and the Super-majority Lenders, the Borrowers or the Guarantors and the Super-majority Lenders shall be permitted to amend the Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrowers or the Guarantor (such Lender or Lenders, collectively the “Non-Consenting Lenders”) to provide for (w) the termination of the Commitment of each of the Non-Consenting Lenders, (x) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Commitment of one or more of the Super-majority Lenders, so that the Total Commitment after giving effect to such amendment shall be in the same amount as the Total Commitment immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Super-majority Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Non-Consenting Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement as may be appropriate. As used herein, the term “Super-majority Lenders” shall mean, at any time, Lenders holding Loans representing at least 66-2/3% of the aggregate principal amount of the Loans outstanding, or if no Loans are outstanding, Lenders having Commitments representing at least 66-2/3% of the Total Commitment.

               (c) Nothing contained in this Agreement shall prevent or limit any Lender from pledging all or any portion of that Lender’s interest and rights under this Agreement and the other Loan Documents to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act (12 U.S.C. §341), provided, however, neither such pledge nor the enforcement thereof shall release the pledging Lender from any of its obligations hereunder or under any of the Loan Documents.

               (d) Notice shall be given to (i) the United States trustee for the District of Delaware, (ii) counsel for the official committee of unsecured creditors; (iii) counsel to the statutory committee of asbestos claimants; (iv) counsel to MAXXAM Inc., the Borrowers’ principal equity holder; (v) counsel to the legal representative for future asbestos claimants; (vi) counsel to the legal representative for future silica and coal tar pitch volatile claimants; and (vii) counsel to the official committee of retired employees prior to any modification, amendment or waiver of any provision of this Agreement or the Security and Pledge Agreement or any other Loan Document pursuant to terms herein.

          SECTION 11.11. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          SECTION 11.12. Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

          SECTION 11.13. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

          SECTION 11.14. Prior Agreements. This Agreement represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between the Borrowers or a Guarantor and any Lender or the Agent prior to the execution of this Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Agreement (except as otherwise expressly provided herein with respect to the Commitment Letter and the fee letter referred to therein, including without limitation the Borrowers’ agreements to assist the Agent in the syndication of the transactions contemplated hereby referred to in Section 11.03(g) and with respect to interest rates and Commitment Fees, closing fees and termination fees and including also the provisions of Section 2.19). Without limiting the generality of the foregoing, it is expressly agreed that each and every provision of the Commitment Letter and Fee Letter referred to therein in any way related to the Exit Facilities (as defined in the Commitment Letter), including, without limitation, the obligation to pay the fees described in the Commitment Letter and the Fee Letter referred to therein shall survive the execution and delivery of, and closing under, this Agreement and remain in full force and effect.

          SECTION 11.15. USA Patriot Act. Each Lender hereby notifies the Borrowers and Guarantors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

          SECTION 11.16. Further Assurances. Whenever and so often as reasonably requested by the Agent, the Borrowers and the Guarantors will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in the Agent all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred by this Agreement and the other Loan Documents.

          SECTION 11.17. Lender Reporting. Each Lender other than JPMorgan Chase shall notify the Agent and the Borrowers’ Agent in writing, as soon as available and in any event within fifteen (15) days after the end of each calendar month (or at more frequent intervals, and with such reporting dates, as the Agent may require in its discretion), of the Net Mark-to-Market Exposure under all Swap Obligations owing to such Lender.

          SECTION 11.18. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE GUARANTORS, THE AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

[SIGNATURE PAGES TO FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

BORROWERS: KAISER ALUMINUM CORPORATION
By:	______________________________
Name:
Title:

KAISER ALUMINUM & CHEMICAL CORPORATION
By:	______________________________
Name:
Title:

KAISER ALUMINIUM INTERNATIONAL, INC.
By:	______________________________
Name:
Title:

KAISER BELLWOOD CORPORATION
By:	______________________________
Name:
Title:

GUARANTORS: KAISER ALUMINUM & CHEMICAL INVESTMENT, INC.
By:	______________________________
Name:
Title:

KAISER ALUMINUM PROPERTIES, INC.
By:	______________________________
Name:
Title:

KAISER ALUMINUM TECHNICAL SERVICES, INC.
By:	______________________________
Name:
Title:

ALWIS LEASING, LLC
By:	______________________________
Name:
Title:

KAISER CENTER, INC.
By:	______________________________
Name:
Title:

KAISER CENTER PROPERTIES
By:	______________________________
Name:
Title:

OXNARD FORGE DIE COMPANY, INC.
By:	______________________________
Name:
Title:

AKRON HOLDING CORPORATION
By:	______________________________
Name:
Title:

KAISER TEXAS MICROMILL HOLDINGS, LLC
By:	______________________________
Name:
Title:

KAISER MICROMILL HOLDINGS, LLC
By:	______________________________
Name:
Title:

KAISER SIERRA MICROMILLS, LLC
By:	______________________________
Name:
Title:

KAISER TEXAS SIERRA MICROMILLS, LLC
By:	______________________________
Name:
Title:

KAE TRADING, INC.
By:	______________________________
Name:
Title:

KAISER EXPORT COMPANY
By:	______________________________
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, Individually and as Agent and Lender
By:	______________________________
	Name:	Devin Mock
	Title:	Vice President
1717 Main Street, LL1 Dallas, TX 75201

LENDER: THE CIT GROUP/BUSINESS CREDIT, INC.
By:	______________________________
Name:
Title: